UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Calgon Carbon Corporation

(Name of Registrant as Specified In Its Charter)

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CALGON CARBON CORPORATION       400 CALGON CARBON DRIVE       PITTSBURGH, PA 15205

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Calgon Carbon Corporation (the “Company”) at 1:00 p.m., Eastern Time, on Friday, April 27, 2012 at the principal executive office of the Company, located at 400 Calgon Carbon Drive, Pittsburgh, Pennsylvania 15205.

Information about the business to be considered and voted upon at the meeting and the nominees for election as Directors is set forth in the notice of the meeting and the Proxy Statement, which are attached. This year you are asked to: (i) elect three Directors for the Class of 2015, (ii) ratify the appointment of the independent registered public accounting firm for 2012, and (iii) vote on an advisory basis on executive compensation (which vote shall be non-binding).

It is important that your shares be represented at the meeting. Even if you plan to attend the meeting in person, we hope that you will send a proxy voting on the matters to be considered, as instructed in the Notice of Internet Availability of Proxy Materials, as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer.

Very truly yours,

John S. Stanik

President and

Chief Executive Officer

March 16, 2012

CALGON CARBON CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Calgon Carbon Corporation (the “Company”) will be held at the principal executive office of the Company, located at 400 Calgon Carbon Drive, Pittsburgh, Pennsylvania 15205, on Friday, April 27, 2012 at 1:00 p.m., Eastern Time, for the following purposes:

(1)	To elect three Directors for the Class of 2015 (Proposal 1);

(2)	To ratify the appointment of the independent registered public accounting firm of the Company for 2012 (Proposal 2);

(3)	To vote on an advisory basis on executive compensation (which vote shall be non-binding) (Proposal 3); and

(4)	To transact such other business as may properly come before the meeting.

Please refer to the accompanying Proxy Statement for a description of the matters to be considered and voted upon at the meeting.

Holders of record of the Company’s common stock, par value $0.01 per share, as of the close of business on March 6, 2012 are entitled to notice of and to vote at the meeting and/or postponements or adjournments thereof.

Important Notice Regarding the Availability of Proxy Materials for the 2012 Annual Stockholders’ Meeting. The Company is mailing to many of its stockholders a Notice of Internet Availability of Proxy Materials, rather than mailing a full paper set of the materials. The Notice of Internet Availability of Proxy Materials contains instructions on how to access the Company’s proxy materials on the Internet, as well as instructions on obtaining a paper copy. All stockholders who do not receive such a Notice of Internet Availability of Proxy Materials, including stockholders who have previously requested to receive a paper copy of the materials, will receive a full set of paper proxy materials by U.S. mail. This process will reduce the Company’s costs to print and distribute its proxy materials.

Voting by the Internet or telephone is fast and convenient, and each vote is immediately confirmed and tabulated. If a stockholder receives a paper copy of the proxy materials, the stockholder may also vote by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope furnished for that purpose. By using the Internet or telephone the stockholders can help the Company reduce postage and proxy tabulation costs.

Richard D. Rose

Senior Vice President, General Counsel and Secretary

March 16, 2012

CALGON CARBON CORPORATION

PROXY STATEMENT

CALGON CARBON CORPORATION

PROXY STATEMENT

Annual Meeting of Stockholders

April 27, 2012

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting

to be held on April 27, 2012

The 2012 Proxy Statement and the Annual Report to Stockholders for the year ended

December 31, 2011 are available for viewing at https://materials.proxyvote.com/129603.

To vote by Internet, go to www.proxyvote.com, enter the information that is printed in the box marked by the arrow on the proxy card and follow the instructions.

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board”) of Calgon Carbon Corporation (the “Company”) for use at the Annual Meeting of Stockholders to be held at 1:00 p.m., Eastern Time, on Friday, April 27, 2012 at the principal executive office of the Company, located at 400 Calgon Carbon Drive, Pittsburgh, Pennsylvania 15205 and any postponements or adjournments thereof. The accompanying Notice of Annual Meeting of Stockholders sets forth the purposes of the meeting.

The accompanying proxy may be revoked at any time before its exercise by giving written notice of revocation to the Secretary of the Company. The shares represented by proxies in the form solicited by the Board will be voted at the meeting. If a choice is specified on the proxy with respect to a matter to be voted upon, the shares represented by the proxy will be voted in accordance with that specification. If no choice is specified, the shares will be voted as stated below in this Proxy Statement. If, however, you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may be treated as “broker non-votes.” Generally, broker non-votes occur when a broker is not permitted to vote on a particular matter without instructions from the beneficial owner and instructions have not been given. Brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals, such as the election of Directors and executive compensation matters, although they may vote their clients’ shares on “routine” proposals, such as the ratification of the independent registered public accounting firm. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

It is expected that the Notice of Internet Availability of Proxy Materials will first be mailed to stockholders, and that this Proxy Statement and the accompanying form of proxy will first be available to stockholders, on or about March 16, 2012. The Company’s Annual Report to Stockholders for 2011 will also be available on or about March 16, 2012, but does not form a part of the proxy soliciting material. The cost of soliciting proxies will be borne by the Company. Following the original mailing of the proxy soliciting material, regular employees of the Company may solicit proxies in person or by mail, telephone, and/or electronic means. The Company may also hire a proxy solicitation firm or may request brokerage houses and other nominees or fiduciaries to forward copies of the proxy soliciting material and the 2011 Annual Report to Stockholders to beneficial owners of the stock held in their names, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in doing so.

VOTING SECURITIES AND RECORD DATE

Holders of the Company’s common stock, par value $0.01 per share (the “Common Stock”) of record as of the close of business on March 6, 2012 are entitled to receive notice of and to vote at the meeting and any postponements or adjournments thereof. At the record date, the Company had outstanding 56,842,756 shares of Common Stock, the holders of which are entitled to one vote per share. The Company does not have cumulative voting.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Management

The following table shows the number of shares of Common Stock beneficially owned as of March 1, 2012 by (i) each Director of the Company, (ii) the named executive officers of the Company in the Summary Compensation Table (John S. Stanik, Stevan R. Schott, Robert P. O’Brien, C.H.S. (Kees) Majoor and Richard D. Rose), and (iii) by all current Directors and executive officers of the Company as a group. The Company has stock ownership guidelines for its executive officers which are described under “Stock Ownership Policy” on page 23 of this Proxy Statement. Unless otherwise indicated in the footnotes to the table, each person named and all Directors and executive officers as a group have sole voting power and sole investment power with respect to the shares. As used herein, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, and/or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, the security). A person is deemed to have “beneficial ownership” of any security that the person has the right to acquire within 60 days of March 1, 2012.

Name of Beneficial Owner	Number of Shares(1)	Percent of Class
J. Rich Alexander	9,241	*
Robert W. Cruickshank	30,081	*
Randall S. Dearth	15,885	*
William J. Lyons(2)	26,128	*
William R. Newlin(2)(3)	211,286	*
Julie S. Roberts(2)	72,969	*
Timothy G. Rupert	43,192	*
Seth E. Schofield	26,349	*
John S. Stanik(2)	570,185	1.00%
Stevan R. Schott	13,841	*
Robert P. O’Brien(4)	206,097	*
C.H.S. (Kees) Majoor(2)(5)	261,573	*
Richard D. Rose(2)	20,785	*
All current Directors and executive officers as a group (16 persons)(2)(3)(4)(5)	1,471,783	2.56%

*	Less than 1%.

(1)	Includes (i) options for 2,000 shares in the case of Mr. Dearth, 48,920 shares in the case of Ms. Roberts, and 16,051 shares in the case of each of Messrs. Newlin and Rupert, granted under the Company’s 1993 Non-Employee Directors’ Stock Option Plan; (ii) 6,374 shares of restricted stock in the case of Mr. Alexander and 6,388 shares of restricted stock in the case of each of Messrs. Cruickshank, Dearth, Lyons, Newlin, Rupert, and Schofield and Ms. Roberts; (iii) 328,476 shares underlying unexercised options and 19,264 time-vesting restricted shares in the case of Mr. Stanik; 3,090 shares underlying unexercised options and 4,365 time-vesting restricted shares in the case of Mr. Schott; 75,370 shares underlying unexercised options and 6,022 time-vesting restricted shares in the case of Mr. O’Brien; and 8,975 shares underlying unexercised options and 5,556 time-vesting restricted shares in the case of Mr. Rose, granted under the Company’s stock plans; and (iv) 653,803 shares underlying unexercised options and 91,966 time-vesting restricted shares in the case of all current Directors and executive officers as a group, in each case granted under the aforementioned plans. The “percent of class” set forth above for any individual and the group (but not for the other individuals listed above) is computed as though such shares optioned to such individual or the group, as the case may be, were outstanding.

(2)	Includes 19,740 shares as to which Mr. Lyons shares voting and investment power with his wife; 83,133 shares as to which Mr. Newlin shares voting and investment power with his wife; 17,661 shares as to which Ms. Roberts shares voting and investment power with her husband; 5,000 shares as to which Mr. Stanik shares voting and investment power with his wife; 261,573 shares as to which Mr. Majoor shares voting power with his wife; and 1,000 shares as to which Mr. Rose shares voting and investment power with his wife.

(3)	Includes 43,708 shares held indirectly by Mr. Newlin through a retirement plan, 3,500 shares held indirectly by Mr. Newlin through a grantor trust, and 83,133 shares pledged by Mr. Newlin as collateral for a business loan.

(4)	Includes 6,930 shares held by Mr. O’Brien under the Company’s defined contribution plan.

(5)	Mr. Majoor is no longer employed by the Company.

Other Beneficial Owners

The following table sets forth each person or entity that may be deemed to have beneficial ownership of more than 5% of our outstanding Common Stock based on information that was available to the Company as of March 1, 2012.

	Beneficial Ownership of Common Stock
Name and Address	Number of Shares	Percent of Class
Shapiro Capital Management LLC (“Shapiro”)	6,223,902	10.98%
3060 Peachtree Road N.W., Suite 1555
Atlanta, Georgia 30305

The foregoing information is taken from a Schedule 13G filed with the Securities and Exchange Commission (the “SEC”) on January 9, 2012 by Shapiro and Samuel R. Shapiro, the chairman, a director and majority shareholder of Shapiro, reflecting ownership as of December 31, 2011. The filing states that Shapiro has sole voting power with respect to 5,128,990 shares, shared voting power with respect to 1,094,912 shares and sole dispositive power with respect to all 6,223,902 shares. According to the Schedule 13G, Mr. Shapiro, by virtue of his position with Shapiro, exercises dispositive power over all of the shares and therefore may be deemed to be the beneficial owner of such shares.

	Beneficial Ownership of Common Stock
Name and Address	Number of Shares	Percent of Class
The Vanguard Group, Inc. (“Vanguard”)	3,084,923	5.44%
100 Vanguard Blvd.
Malvern, PA 19355

Vanguard Fiduciary Trust Company

The foregoing information is taken from a Schedule 13G filed with the SEC on February 9, 2012 by Vanguard and its subsidiary, reflecting ownership as of December 31, 2011. The filing states that Vanguard has sole voting power with respect to 74,938 shares, sole dispositive power with respect to 3,009,985 shares and shared dispositive power with respect to 74,938 shares. According to the Schedule 13G, Vanguard Fiduciary Trust Company, a subsidiary of Vanguard, directs the voting of 74,938 shares, of which it is the beneficial owner, as a result of its serving as investment manager of collective trust accounts.

	Beneficial Ownership of Common Stock
Name and Address	Number of Shares	Percent of Class
BlackRock, Inc. (“BlackRock”)	4,311,432	7.61%
40 East 52nd Street
New York, NY 10022

The foregoing information is taken from a Schedule 13G/A filed with the SEC on February 13, 2012 by BlackRock and its subsidiaries, reflecting ownership as of December 30, 2011. The filing states that BlackRock has sole voting and sole dispositive power with respect to all 4,311,432 shares.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

As provided by the laws of the State of Delaware, the Company’s state of incorporation, the business and affairs of the Company are overseen by the Company’s Board of Directors (the “Board”). In accordance with Delaware law, the Board has established four standing committees to which it has delegated certain of its responsibilities: (i) the Executive Committee, (ii) the Compensation Committee, (iii) the Audit Committee and (iv) the Governance Committee. A current copy of each committee’s charter is available to stockholders at the Company’s website at www.calgoncarbon.com.

Executive Committee.  The Executive Committee currently consists of four directors: Messrs. Schofield (Chairman), Cruickshank and Rupert and Ms. Roberts. The Executive Committee meets during the intervals between meetings of the Board, when prompt action is needed and it is impossible or inconvenient to convene a full meeting of the Board, and may exercise limited powers granted by the Board in the management of the business and affairs of the Company.

Compensation Committee.  The Compensation Committee currently consists of four directors: Messrs. Rupert (Chairman), Cruickshank, Dearth and Schofield. Our Board has affirmatively determined that each member of the Compensation Committee is “independent” under the listing standards of the New York Stock Exchange (“NYSE”) regarding independence and qualifies as an “outside director” under Section 162(m) of the Internal Revenue Code, as amended. The duties and responsibilities of the Compensation Committee are set forth in its written charter. The Compensation Committee is responsible for determining and implementing the Company’s general policies with respect to the compensation of its executive officers. The Compensation Committee determines the base salary payable to each executive officer, as well as the short-term cash incentive, if any, payable to each executive officer, and to certain key employees, pursuant to the Company’s short-term cash incentive plan or otherwise. The Compensation Committee’s other duties include evaluating the post-service arrangements with the executive officers; approving the report on executive compensation to be included in the Company’s annual proxy statement; reviewing and discussing with management the Compensation Discussion and Analysis to be included in the Company’s annual proxy statement; and the creation, amendment and termination of certain employee benefit plans. The Compensation Committee also administers the Company’s 2008 Equity Incentive Plan, has the authority to make long-term incentive awards thereunder and is responsible for evaluating whether the executives have met their applicable performance levels thereunder, to the extent applicable. Other matters related to the compensation of executive officers and key employees, such as the terms of employment contracts and certain employee benefits, are also reviewed by the Compensation Committee.

Subject to the restrictions set forth in its charter and applicable law, the Compensation Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Compensation Committee. In addition, the Compensation Committee may delegate to Company officers or a committee of employees any of its responsibilities with respect to non-equity based plans including, but not limited to, plans created pursuant to the Employee Retirement Income Security Act of 1974 and employment practices created consistent with the various state laws.

The Compensation Committee directly engages an outside compensation consultant, Pay Governance LLC (“Pay Governance”), to provide advice and recommendations on the amount and form of executive and director compensation. The compensation consultants from Pay Governance report directly to the Compensation Committee. The Compensation Committee has determined that Pay Governance is independent from the Company and its management. The aggregate fees paid to Pay Governance for determining and recommending the amount and form of executive and director compensation during the last fiscal year was $100,094. The Compensation Committee’s decision to hire Pay Governance was not made or recommended by Company management.

In addition to the services provided to the Compensation Committee by Pay Governance, during the Company’s last fiscal year, the Company engaged Towers Watson & Co. (“Towers Watson”) to provide additional services, including, but not limited to, actuarial services, pension plan consulting services, union negotiation assistance and participation in meetings. The aggregate fees paid to Towers Watson for such additional services in the last fiscal year was $239,051.

Audit Committee.  The Audit Committee currently consists of four directors: Ms. Roberts (Chairperson) and Messrs. Alexander, Dearth and Lyons. Our Board has affirmatively determined that each member of the Audit Committee is “independent” under the listing standards of the NYSE regarding independence and the heightened independence standards adopted by the Securities and Exchange Commission (the “SEC”) for audit committees. The Board has also determined that each member of the Audit Committee is financially literate. Additionally, Ms. Roberts and Mr. Lyons have been designated by the Board as the Audit Committee’s “financial experts,” as required by the Sarbanes-Oxley Act of 2002 and the SEC regulations promulgated thereunder.

The Audit Committee assists the Board in overseeing the Company’s financial reporting processes. The duties and responsibilities of the Audit Committee are set forth in its written charter. The Audit Committee’s duties and responsibilities include making annual recommendations to the Board regarding the selection (subject to stockholder ratification) of our independent registered public accounting firm; approving the audit and non-audit fees and services of our independent registered public accounting firm; determining the independence of the independent registered public accounting firm; reviewing annually the report of the independent registered public accounting firm; reviewing annually the scope of the independent registered public accounting firm’s audit; meeting periodically with the independent registered public accounting firm and management; reviewing the Company’s systems of internal accounting and financial controls and disclosure controls and procedures, and determining whether they are functioning adequately and reliably; assessing the performance and scope of internal audit services; reviewing and discussing with management the audited annual and quarterly financial statements of the Company and the Company’s SEC filings; reviewing and discussing with management the form and content of the notes to the financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Annual Report on Form 10-K; receiving and reviewing reports from management regarding compliance with corporate policies dealing with business conduct; reviewing business expense reporting; reviewing the Company’s contingency plans in the event of a failure of its information technology systems; investigating and reporting to the Board as to any alleged breach of law or of the Company’s internal policies which is brought to its attention; reviewing the audit reports of the Company’s benefit plans; preparing the Audit Committee’s report for inclusion in the Company’s annual proxy statement; establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing and the confidentiality thereof; and overseeing the Risk Management Committee, which is more fully described below under “Board’s Leadership Structure and Role in Risk Management.” Each year, the Audit Committee evaluates the performance of the independent registered public accounting firm and recommends to the Board the retention or, if appropriate, replacement of the independent registered public accounting firm. The Audit Committee also carries out other assignments given to it from time to time by the Board.

Governance Committee.  The Governance Committee currently consists of four directors: Messrs. Cruickshank (Chairman), Alexander, Lyons and Newlin. Our Board has affirmatively determined that each member of the Governance Committee is “independent” under the listing standards of the NYSE regarding independence. The duties and responsibilities of the Governance Committee are set forth in its written charter. The Governance Committee is responsible for the functioning of the Board and its committees, with the goal of causing the Board and its committees to satisfactorily address the major issues related to the performance and well-being of the Company. Among the duties of the Governance Committee is to review the size and composition of the Board and to make recommendations with respect to nominations for election or appointment of Directors and the fees, including cash and equity, to be paid to Directors. The Governance Committee has responsibility for reviewing, with the Board if appropriate, the Company’s executive management succession plans. The Governance Committee also periodically reviews legislative and regulatory issues affecting the Company as well as public interest issues identified by management as likely to affect the Company.

In making its recommendations with respect to potential director nominees, the Governance Committee considers, among other things, the following qualifications which are set forth in our Corporate Governance Guidelines—the nominee’s business or professional experience, their integrity and judgment, their records of public service, their ability to devote sufficient time to the affairs of the Company, the diversity of backgrounds and experience they will bring to the Board, and the needs of the Company. The Governance Committee also believes that all nominees should be individuals of substantial accomplishment with demonstrated leadership capabilities. The Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying nominees for Director.

The Governance Committee will principally solicit suggestions from current Directors to identify potential candidates for Director, using the criteria described above. The Governance Committee may also employ the assistance of a search firm. The Governance Committee will consider nominees recommended by stockholders and it will evaluate stockholder nominees on the same basis as all other nominees. Section 1.08 of our by-laws describes the process by which stockholders may submit director nominations. The Governance Committee will consider stockholder-recommended nominees with the same weight as others.

Procedures for Submitting Stockholder Nominees for the Board of Directors

The procedures for a stockholder to nominate a director include the following:

•

The stockholder must have given timely written notice, in proper form, to the Secretary of the Company including, without limitation, the stockholder’s name and address. To be timely, the notice must have been received no earlier than 120 days prior to and no later than 60 days prior to the anniversary of the preceding year’s proxy statement for the annual meeting held in the previous year.

•

The notice must set forth the name and address of the stockholder making the nomination (or of the beneficial owner on whose behalf the nomination is being made) and the class and number of shares of the Company beneficially owned by such person.

•

The notice must set forth in reasonable detail information concerning the nominee and must include all information relating to a nominee that would be required to be disclosed in a proxy statement or other filings.

•	The notice must include a representation that the stockholder making the nomination intends to appear in person or by proxy at the meeting to present the nomination.

•	The notice must include the consent of the nominee to serve as a director of the Company if elected.

Director Resignation Policy

Our Corporate Governance Guidelines include a requirement that in an uncontested election of Directors, any director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will, within five days following the certification of the stockholder vote, tender his or her written resignation to the Chairman of the Board for consideration by the Governance Committee. The Governance Committee is then required to make a recommendation to the Board as to whether it should accept such resignation. Thereafter, the Board is required to decide whether to accept such resignation and disclose its decision-making process in a Form 8-K filed with the SEC. In contested elections, the required vote for director elections would be a plurality of votes cast.

Board and Committee Meetings

During 2011, the Compensation Committee held five meetings, the Governance Committee held three meetings and executed one written consent in lieu of a meeting, the Audit Committee held six meetings and the Executive Committee did not meet. The Board held six meetings and executed one written consent in lieu of a meeting during 2011. All of the Company’s directors attended at least 75% of the aggregate of (1) the total number of meetings of the Board held during the period for which he or she has been a Director and (2) the total number of meetings held by all committees of the Board on which he or she served during the periods that he or she served as a Director.

The Corporate Governance Guidelines of the Company state that all Directors are expected to attend each Annual Meeting of Stockholders, as well as Board and applicable committee meetings, except in unavoidable circumstances. All Directors attended the 2011 Annual Meeting of Stockholders.

Board’s Leadership Structure and Role in Risk Management

The Company’s principal executive officer also serves as the Chairman of the Board. The Company believes that this leadership structure is appropriate due to the complexity and technical nature of the Company’s business. Mr. Stanik’s experience in leadership positions throughout the Company during his tenure, as well as his role in developing and executing the strategic plan, is critical to the Company’s future results. The Company also has a lead independent director, Mr. Schofield (the “Lead Director”), who, among other things, serves as the liaison between the independent directors and the Chairman of the Board. Mr. Schofield’s varied career experience and his history on the Board gives him important insight into the complexity of the Company’s operations. The Lead

Director aids in creating the agendas for Board meetings and presides over the executive sessions of the independent directors. The Lead Director periodically reviews and proposes revisions to the Board’s procedures and advises committee chairs in fulfilling their designated roles including avoiding conflict between committees concerning their roles. The Lead Director communicates with the Chief Executive Officer on a regular basis. The Lead Director is also responsible for communicating the Board’s annual evaluation of the Chief Executive Officer. The Lead Director will be the spokesperson for the Board when responding to crises.

The Company has established a Risk Management Committee, which consists of members of middle and upper management and is responsible for identifying risks to the Company, developing a plan to address those risks and overseeing the implementation of such plan and the mediation of additional risks as they arise. The Audit Committee has oversight responsibility for the Risk Management Committee, which includes an annual assurance that there is an Enterprise Risk Management Plan and risk assessment, periodic review of the progress against the Enterprise Risk Management Plan and assurance that the Board is aware of the risk assessment results and conclusions about risk tolerance and mitigation. Each year, the full Board receives a report on the progress of the Enterprise Risk Management Plan.

ELECTION OF DIRECTORS (Proposal 1)

The Board, acting pursuant to the by-laws of the Company, has determined that the number of Directors constituting the full Board shall be nine immediately following the Annual Meeting. The Board is to be divided into three classes of nearly equal size. One such class is elected every year at the Annual Meeting for a term of three years.

The Board has, upon recommendation of the Governance Committee, nominated William J. Lyons, William R. Newlin and John S. Stanik for re-election as Directors for terms to expire in 2015 (the “Class of 2015”), and each of them has agreed to serve if elected. Messrs. Lyons, Newlin and Stanik will hold office until the 2015 Annual Meeting of Stockholders, or until the Director’s prior death, disability, resignation or removal. Proxies are solicited in favor of these nominees and will be voted for them unless otherwise specified.

If any nominee becomes unable or unwilling to serve as a Director, it is intended that the proxies will be voted for the election of such other person, if any, as shall be designated by the Board.

Information concerning the nominees for Director and the other Directors who will continue in office after the meeting (the Class of 2014 Directors and Class of 2013 Directors) is set forth below. The Board has affirmatively determined that each of the Directors included below, other than Mr. Stanik, are “independent” under the listing standards of the NYSE regarding independence and our Company’s Corporate Governance Guidelines.

Class of 2015 Director Nominees

William J. Lyons, age 63, has been a Director of the Company since 2008. He has served as Chief Financial Officer of CONSOL Energy Inc. (provider of coal and natural gas) since February 2001 and Chief Financial Officer of CNX Gas Corporation (provider of natural gas) since April 28, 2008. He added the title of Executive Vice President of CONSOL Energy Inc. on May 2, 2005 and of CNX Gas Corporation on January 16, 2009. He was also a director of CNX Gas Corporation from October 17, 2005 to January 16, 2009. The Company believes that Mr. Lyons’ experience in the coal industry and his knowledge of natural gas resources and other commodities qualifies him to sit on the Board, given the importance of such primary raw materials to the Company’s production. Mr. Lyons’ financial acumen is also valuable to the Board.

William R. Newlin, age 71, has been a Director of the Company since 2005. Mr. Newlin has served as the Chairman of Plextronics, Inc., a technology company, since 2009 and has been the Chairman of Newlin Investment Company LLC, an investment company, since April 2007. Prior thereto, he was the Executive Vice President and Chief Administrative Officer of Dick’s Sporting Goods, Inc., a retailer. Prior to joining Dick’s Sporting Goods, Inc., Mr. Newlin was Chairman and Chief Executive Officer of Buchanan Ingersoll & Rooney PC, a firm which does some legal work for the Company, for more than five years. Mr. Newlin is a director of Kennametal Inc., a tooling, engineered components and advanced materials supplier, and Meritor, Inc., an automotive industry supplier. The Company believes Mr. Newlin’s qualifications to sit on the Board include his extensive experiences in major corporate transactions, his deep executive leadership and management experience with public and private companies, his years of experience providing strategic advice to complex organizations as a counselor and member of numerous board of directors and his business and corporate legal acumen.

John S. Stanik, age 58, has been President and Chief Executive Officer of the Company since February 2003. He was appointed Chairman of the Board in May 2007. Mr. Stanik has been a Director of the Company since October 2003. The Company believes that Mr. Stanik is qualified to serve on the Board as a result of his engineering background and his over twenty year tenure with the Company. During such tenure, Mr. Stanik has served as plant manager of the Big Sandy plant and held a leadership role in each of the following: the equipment business, all manufacturing plants, research and development, global operations and the global carbon and service business.

Class of 2014 Directors

Randall S. Dearth, age 48, has been a Director of the Company since November 2007. Mr. Dearth has been President and Chief Executive Officer of LANXESS Corporation, a chemicals manufacturer, since 2004. Prior thereto he was President and Chief Executive Officer of Bayer Chemicals Corp., a chemicals manufacturer. The

Company believes that Mr. Dearth’s qualifications to sit on the Board include his twenty-plus years of experience in the chemical industry, which the Company believes is representative of the challenges and desires of its customer base. The Company believes that Mr. Dearth’s position at LANXESS Corporation, an affiliate of a European company, makes him a valuable link to European leadership, strategy and business conditions.

Timothy G. Rupert, age 65, has been a Director of the Company since 2005. Mr. Rupert retired in July 2007 from his position as President and Chief Executive Officer and a director of RTI International Metals, Inc., a titanium manufacturer, which he had held since 1999. The Company believes that Mr. Rupert is qualified to serve on the Board due to his experience as the Chief Executive Officer of a company of similar size in the region. The Company believes that Mr. Rupert’s familiarity with the challenges and realities of running a public company are extremely valuable to the Board.

Seth E. Schofield, age 72, has been a Director of the Company since December 1995. From February 1996 to July 2000, Mr. Schofield was the Managing Partner of Base International, a provider of corporate protection and security. Prior thereto, Mr. Schofield was Chairman and Chief Executive Officer of USAir Group, a major air carrier. Mr. Schofield is also a director of Marathon Petroleum Corporation, an oil refining company and United States Steel Corporation, a steel manufacturer (where he serves as the Presiding Director). Mr. Schofield was a director of Marathon Oil Corporation, an integrated oil and gas company, from 2001 to June 2011. The Company believes that Mr. Schofield is qualified to serve on the Board due to his experience on the board of directors of other large companies in the region (including service on numerous committees), as well as his role as Chairman and Chief Executive Officer of USAir Group. The Company values Mr. Schofield’s leading edge expertise, his familiarity with the complex nature of the Company’s business, his long history with the Board and his experience with mergers and acquisitions.

Class of 2013 Directors

J. Rich Alexander, age 56, has been a Director of the Company since August 2009. Mr. Alexander has served as Executive Vice President for PPG Industries, Inc., a global diversified manufacturer, since September 2011. In his role as Executive Vice President, Mr. Alexander oversees PPG Industries, Inc.’s architectural coatings, fiber glass and flat glass businesses, the Asia/Pacific region and the corporate functions for marketing, purchasing and distribution. Mr. Alexander was Executive Vice President Performance Coatings and Glass for PPG Industries, Inc. from August 2010 to September 2011. Mr. Alexander served as Senior Vice President, Performance Coatings for PPG Industries, Inc. from April 2005 to August 2010. Prior thereto, he served as Vice President, Industrial Coatings for PPG Industries, Inc. The Company believes that Mr. Alexander’s qualifications to sit on the Board include his extensive global experience in the Asia Pacific region with a focus in China and his experience in global mergers and acquisitions. In addition, the Company values Mr. Alexander’s role as an executive officer and member of the Executive Committee of a manufacturing company in the chemical industry, which the Company believes is representative of the challenges and desires of its customer base.

Robert W. Cruickshank, age 66, has been a Director of the Company since November 1985. Mr. Cruickshank is a financial consultant and investor, providing clients with financial advice since 1981. He is also a director of Hurco Companies, Inc., an industrial technology company. The Company believes that Mr. Cruickshank’s qualifications to sit on the Board include his financial expertise and experience as a director of several public companies. Mr. Cruickshank is an original member of the public company Board and, as such, is intimately familiar with the Company’s history as a public entity.

Julie S. Roberts, age 57, has been a Director of the Company since July 2000. Ms. Roberts is currently the President of JSRoberts Consulting, LLC, which provides CFO services and financial consulting to public and private organizations on a project, part-time or temporary basis. She retired in February of 2010 from Marriott International, Inc., a hospitality company, where she served as Vice President Finance, Global Finance Transformation since March 2005. Prior thereto, she was Chief Financial Officer of Marriott ExecuStay, a division of Marriott. The Company believes that Ms. Roberts is qualified to sit on the Board in light of her many years of experience as a financial executive of two major publically traded corporations, including several years as a CFO of a subsidiary of one of the companies, and her many years of experience as an Audit Committee Member of two publically traded companies and experience as Audit Committee Chair.

EXECUTIVE OFFICERS

Information concerning our executive officers, who are not also Directors, is set forth below.

Stevan R. Schott, age 49, has been Senior Vice President and Chief Financial Officer of the Company since April 2011. Mr. Schott was Vice President and Chief Financial Officer of the Company from July 2010 to April 2011 and Vice President, Finance, Americas and Asia of the Company from February 2008 until July 2010. From July 2007 until February 2008, Mr. Schott was Executive Director of Finance of the Company. Prior thereto, Mr. Schott was Vice President of Finance of DQE, Inc., an energy services holding company.

Robert P. O’Brien, age 61, has been Executive Vice President and Chief Operating Officer of the Company since January 2012. Mr. O’Brien was the Executive Vice President—Americas of the Company from March 2010 to January 2012 and the Senior Vice President—Americas of the Company from December 1999 to March 2010.

Richard D. Rose, age 50, has been Senior Vice President, General Counsel and Secretary of the Company since March 2011. Mr. Rose was Vice President, General Counsel and Secretary for the Company from September 2009 to March 2011. Prior thereto, Mr. Rose was a corporate and securities lawyer and shareholder with the law firm of Buchanan Ingersoll & Rooney PC, a firm which does some legal work for the Company.

James A. Sullivan, age 48, has been the Senior Vice President, Americas of the Company since March 1, 2012. During January and February 2012 he was Vice President, Americas. From March 2010 to January 2012, he was the Vice President of Operations of the Company. Mr. Sullivan was Vice President, UV and Corporate Business Development of the Company from July 2008 to March 2010. He was the General Manager of the UV Technologies division of the Company from January 2004 to July 2008.

Gail A. Gerono, age 60, has been the Vice President, Investor Relations and Communications of the Company since March 2012. Ms. Gerono was the Vice President, Investor Relations, Communications and Human Resources of the Company from March 2004 to March 2012. Prior thereto, Ms. Gerono was Vice President of Invest in the People and Investor Relations/Communications since November 2002.

Reinier P. Keijzer, age 44, has been the Vice President, Europe of the Company since October 2011. Mr. Keijzer was Vice President, Finance, Europe of the Company from June 2010 to October 2011 and Executive Finance Director of Chemviron Carbon, a Belgian registered branch of the Company, from October 2007 to June 2010. In August 2007, Mr. Keijzer served as Manager for PAS Deutschland GmbH, a producer and supplier of operational control systems and cable harnesses. From February 2007 to August 2007, Mr. Keijzer served as Finance Director EMEA for Minerals Technologies Europe, a developer, producer and marketer of specialty mineral, mineral-based and synthetic mineral products and related systems and services. Prior thereto, Mr. Keijzer was Finance Director of Chemviron Carbon.

Allan Singleton, age 57, has been the Vice President, Asia of the Company since January 2012. Mr. Singleton was Director Sourcing & Supply Chain Asia for the Company from October 2011 to January 2012. Prior thereto, he was the Director Sourcing & Supply Chain Asia for Calgon Carbon Asia Pte. Ltd., a Singapore subsidiary of the Company in October 2011 and served as the Business Development Director Europe for Chemviron Carbon Limited, a UK subsidiary of the Company from 2004 to October 2011. He added Business Development Director Asia for Chemviron Carbon Limited in 2008.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Summary

•	We offer a comprehensive executive compensation program that has been designed and is managed by the Compensation Committee of our Board of Directors which is comprised of independent directors.

•

We aim to hold our named executive officers accountable for the financial and operational performance of the Company as well as the value of the Company’s common stock and thus a significant portion of our named executive officers’ total compensation (55% for example in the case of our CEO, Mr. Stanik, for 2011) is at risk and tied to short- and long-term performance of the Company.

•	Our compensation program includes the use of Company common stock, with related holding requirements, that serves to align the interests of our executives with the interests of our stockholders.

•

We benchmark our executives’ total compensation against market peers to ensure fairness and to enable the Company to successfully attract and retain executives. The peer companies are similar to the Company in terms of business characteristics and complexity and are appropriate in terms of revenue, asset, and market capitalization and employee size.

•

Our incentive programs are designed to reward executives with compensation above market when Company performance exceeds our expectations and to pay our executives below market when Company performance is below our expectations.

•

When determining the CEO’s long-term incentive grant value each year, our Compensation Committee not only considers our philosophy of targeting pay at the market median, but also the Company’s recent stockholder performance, to appropriately provide a grant that is valued either above or below the market median.

•	We monitor “best practices” and attempt to build them into our compensation program when appropriate. For example:

•

The Committee has examined our compensation program for our executives and has determined that our practices and policies do not promote excessive risk taking and that various elements and policies are in place such as, capped incentive opportunities, use of capital return metrics, stock ownership guidelines, recoupment policy and administrative and governance processes, that serve to mitigate excess risk.

•	Our policies prohibit executives and others from hedging their interest in our stock.

•	We provide no tax gross-up of any nature on any of our compensation or benefit programs, including our change in control severance policy, for executives.

•	No perquisites are provided to U.S.—based executives.

•	Our change in control severance policy for executives requires both a qualified change in control and termination of the executive to receive any benefits under the policy.

•

Approximately 91% of our stockholders who voted approved the compensation paid to our named executive officers at the 2011 Annual Meeting. As a result, the Compensation Committee interpreted this level of favorable vote to mean that by and large the Company’s stockholders are satisfied with our executive compensation arrangements and, therefore, we have made no significant changes to our compensation system this year.

Objectives of the Executive Compensation Program

The executive compensation program is designed to motivate executives and support the success of the Company which ultimately occurs through the actions of talented employees. The specific objectives of our compensation program are to:

•

Attract and Retain Executive Talent.  Through a competitive total compensation program, the Company seeks to attract qualified and talented executives to serve in existing or newly created positions. The Company also seeks to retain our executives and promote positive engagement in the business and culture of the Company.

•

Align Compensation with Company and Individual Performance.  Certain elements of our compensation program are designed to hold executives accountable for the financial and operational performance of the Company, as well as influencing the value of the Company’s common stock. To facilitate these objectives, a significant portion of an executive’s compensation is at risk because it is directly tied to the short- and long-term performance of the Company.

•

Foster an Ownership Mentality and Create Alignment with Stockholders.  Our compensation program provides shares of the Company’s common stock and common stock-based awards as significant elements of compensation with the expectation that the executives will maintain a certain level of ownership to align their interests with those of our stockholders.

The Company has designed the compensation program based on a set of core principles which we believe support our overall objectives:

•	The compensation program will be fair and competitive, from an internal and external perspective, taking into account the role and distinct responsibilities of each executive.

•	A substantial portion of an executive’s compensation will be at risk and linked to the achievement of both corporate and individual goals and changes in stockholder value.

•	Retirement benefits will provide financial stability following employment but will not be the focal point of why executives choose to work for the Company.

•	The use of perquisites and other executive benefits will be negligible and of minimal cost to the Company.

•	All compensation program elements taken as a whole will help focus executives to achieve the Company’s financial and operational goals.

Within the context of these objectives and principles, the Company has developed its compensation program for the Chief Executive Officer and other executive officers.

Overview of the Compensation Program and Decision-Making Process

Our Board has assigned the oversight of our executive compensation program to our Compensation Committee composed of four independent directors (as determined in accordance with the NYSE Rules). The Compensation Committee reviews and makes decisions regarding the compensation program for the Chief Executive Officer and makes decisions for the other executive officers after considering recommendations made by the Chief Executive Officer. The Compensation Committee also considers the impact of corporate tax and accounting treatment for the different types of compensation it approves. The decisions made by the Compensation Committee with respect to the named executive officers for 2011 are reflected in the tables and related footnotes and narratives that begin on page 28.

In order to support the objectives outlined above, the Company has developed a compensation program that supports our pay for performance philosophy and that provides executives with a mixture of cash payments (base salary and short-term incentives) and stock-based awards (long-term incentives). Our stock-based compensation program consists of three different types of awards, each selected to address different objectives. We also provide executives with a qualified defined contribution retirement plan similar to that provided to all other employees and severance benefits for certain types of termination (including “change in control” situations) from the

Company. The Company currently does not provide any perquisites (e.g., automobile, financial counseling, etc.) to executives, except for our executives in Europe where providing an executive with an automobile is a customary practice. The Company believes that the compensation elements taken as a whole are necessary to attract and retain the best executive talent in its industry.

The Compensation Committee believes that in order to successfully compete for talent, a fixed-cash salary is necessary to provide a base level of income that is not tied to Company performance. When developing the executive compensation program, the Compensation Committee considers both short- and long-term strategic goals of the Company, which it believes fall within the control of executive management and leads to stockholder value creation. In order to align the interests of executives to the achievement of these goals, the Compensation Committee has developed performance-based incentive plans with payments contingent upon the achievement of these goals. Certain of the payments (short-term cash incentives) are designed to reward the achievement of annual goals, while equity grants (except for time-vesting restricted stock) are designed to reward the accomplishment of long-term goals directly associated with increasing stockholder value. The Committee reviews the short-term and long-term stockholder return of the Company when determining the grant value of the CEO’s long-term incentive award each year. The following table illustrates the allocation between actual fixed and variable compensation components in 2011:

	Fixed	Variable
Executive	Cash Base Salary	Short- Term Cash Incentive	Long- Term Stock- Based Incentive
Stanik	45%	20%	35%
Schott	56%	19%	25%
O’Brien	54%	21%	25%
Majoor(1)	89%	0%	11%
Rose	58%	20%	22%

(1)	Mr. Majoor’s employment with the Company terminated on January 6, 2012.

Our performance-based incentives are designed to reward executives with compensation above the middle (or 50th percentile) of the market when Company performance exceeds our expectations and the performance of our peer group. When performance falls below our expectations, the incentive plans are designed to pay below the middle (or 50th percentile) of the market and could result in no payment to the executive if performance falls below a certain level. To illustrate, in 2011, the Company’s financial performance was below our business plan and stockholder return was below our peer group. As a result, actual compensation to our executives was below the market 50th percentile.

The Compensation Committee reviews the compensation practices among peer companies and broader general industry companies in order to ensure the appropriateness of the Company’s compensation program design and compensation levels. To assist in this process, the Compensation Committee employs a compensation consultant. In mid-2010, the Committee retained Pay Governance LLC as its independent consultant. Pay Governance was formed in 2010 with former employees of Towers Watson & Co., which had advised the Compensation Committee since September 2004. Pay Governance is an independent executive compensation consulting firm which has been retained directly by the Compensation Committee and reports directly to the Compensation Committee and advises the Compensation Committee on compensation matters. The consultant participates in Compensation Committee meetings and is engaged to advise the Compensation Committee with respect to compensation trends and best practices, plan design and the reasonableness of individual compensation awards. Towers Watson provides advice on retirement and compensation matters to the Company’s senior management. The Compensation Committee’s decision to hire Pay Governance was not made or recommended by Company management.

Additionally, with regard to compensation for the executive officers other than the Chief Executive Officer, the Compensation Committee receives input from the Chief Executive Officer.

In providing information to the Compensation Committee regarding market compensation practices, the consultant employs a benchmarking process, an assessment tool that compares elements of the Company’s compensation programs with those of other companies that are believed to have similar characteristics. In general, the purpose of the benchmarking process is to:

•	Understand the competitiveness of current pay levels relative to other companies with similar revenues and business characteristics.

•	Understand the alignment between executive compensation levels and Company performance.

•	Serve as a basis for developing salary and short- and long-term incentive information for the Compensation Committee’s review.

The consultant also uses market compensation data from compensation surveys from Towers Watson representing hundreds of general industry companies. The consultant also performs a more specific analysis of proxy disclosures from peer companies in the filtration industry and other companies that the Company competes with for executive talent. The peer group has been developed based on a set of characteristics that include:

•	Annual revenues, assets, market capitalization and employee size that range from approximately half to two times those of the Company;

•	Global manufacturing operations (in Standard & Poor’s “Materials” classification); and

•	Competitor companies within the filtration/separation industry.

For 2011, the peer group consisted of the following 21 companies:

AMCOL International Corp	II-VI Incorporated	Robbins & Myers, Inc.,
Ampco-Pittsburgh Corporation	Innophos Holdings, Inc.	RTI International Metals, Inc.
Badger Meter, Inc.	Kaydon Corporation	Standex International Corporation
Chart Industries, Inc.	Lindsay Corporation
Eagle Materials Inc.	Lydall, Inc.
ESCO Technologies Inc.	Matthews International Corporation
Graco Inc.	Northwest Pipe Company
Hawkins, Inc.	Polypore International, Inc.
Haynes International, Inc.	Quaker Chemical Corporation

In addition to the market data, the Compensation Committee considers other factors when making its decisions, such as an executive’s individual performance, experience in the position and the size of prior-year adjustments. The Compensation Committee does not consider amounts from prior performance-based compensation, such as prior bonus awards or realized or unrealized stock option gains, in its decisions to increase or decrease compensation in the current year. The Compensation Committee believes that this would not be in the best interest of retaining and motivating the executive.

The Compensation Committee also reviews a summary report or “tally sheet” which sets forth the current and two-year historical compensation provided to each executive. The tally sheet includes the total dollar value of annual compensation, including salary, short- and long-term incentive awards, annual increase in retirement accruals and other compensation and benefit amounts. The tally sheet also includes equity ownership levels (number of shares and value) and amounts payable upon various termination scenarios. The review of tally sheets is an important aspect of the Compensation Committee’s decision-making process. The tally sheets allow the Compensation Committee to review each element of compensation for each executive and review how decisions as to each element may affect decisions regarding other elements and the total compensation for each executive.

Individual Performance Goals.  In connection with the determination of fixed-cash base salary increases and compensation under the performance-based short-term incentive plan, the Company sets individual performance goals and then measures a named executive officer’s performance against such goals. Goals are specific to the executive’s area of responsibility. As more fully described below, the level of achievement against such goals may have an impact on the Compensation Committee’s decisions regarding base salary and the “individual performance objectives” as it relates to bonus awards earned under our short-term incentive program. The performance goals for each named executive officer other than Mr. Majoor are as follows:

Mr. Stanik Chairman, President and Chief Executive Officer

Performance Category	Individual Performance Measures
Strategic Initiative	Manufacturing planning; IT strategy; and Integration of newly expanded facilities.

Cost Reduction/Profit Enhancement	Operating results vs. business plan; Expense management; and Pricing.

Business Process Improvement	Succession planning; Diversity; Organizational structure; and Safety and environmental.

Mr. Schott Senior Vice President and Chief Financial Officer

Performance Category	Individual Performance Measures
Strategic Initiative	Financing.

Cost Reduction/Profit Enhancement	Operating results vs. business plan; Expense management; Pricing; and Tax planning.

Business Process Improvement	Improve accounting systems; and Improve internal audit systems.

Mr. O’Brien Executive Vice President and Chief Operating Officer (E.V.P—Americas for 2011)

Performance Category	Individual Performance Measures
Strategic Initiative	Manufacturing planning; Geographic strategy; and Product development.

Cost Reduction/Profit Enhancement	Operating results vs. business plan; Manufacturing cost reductions; and Raw material supply.

Business Process Improvement	Safety and environmental.

Mr. Rose Senior Vice President, General Counsel & Secretary

Performance Category	Individual Performance Measures
Cost Reduction/Profit Enhancement	Legal expense management; Insurance expense management; Legal personnel; and Environmental enforcement management.

Business Process Improvement	Safety and environmental; Corporate structure; Contract management; Intellectual Property management; and Training programs.

The individual goals are created by the appropriate executive in late December or early January of each year. Each of the executives other than the Chief Executive Officer discusses and refines the goals through meetings with the Chief Executive Officer. The Chief Executive Officer’s goals are set after consultation with the Compensation Committee. The goals are designed to help achieve the Company’s short-term performance objectives and longer-term strategic objectives and Company profit planning goals.

Each individual’s actual performance relative to each of the individual goals is reviewed and discussed with the executive periodically during the year and evaluated on a subjective basis by the Chief Executive Officer (except that the Chief Executive Officer’s actual performance relative to each of his individual performance goals is evaluated by the Compensation Committee) at the end of the year using the following:

Did Not Meet	Threshold Performance	Partially Meets	Meets	Partially Exceeds	Maximum Performance
0%	50%	75%	100%	137.5%	175%

After a determination of whether goals are met, a weighted average of the percentages applicable to each goal is determined for each executive. For 2011, the applicable aggregate weighted average percentages for the named executive officers were as follows: Mr. Stanik, 65%; Mr. Schott, 77%; Mr. O’Brien, 100%; and Mr. Rose, 124%. This information is then used as appropriate to develop salary recommendations for 2012 and to determine awards for 2011 under the individual performance portion of our performance-based, short-term cash incentive plan (weighted to factor for 25% of the consideration for short-term incentives.) The development of salary recommendations using this information is completely subjective, and considers other factors, such as alignment with market pay level, experience, internal equity, contribution, etc.

As more specifically described below under the heading “Separation of Employment of Mr. Majoor,” Mr. Majoor’s employment with the Company was terminated on January 6, 2012. His individual goals were not analyzed at the end of the year in the same manner as described above. He was paid a bonus and vacation advance in December 2011 pursuant to the terms of his Termination Agreement which is included on the Summary Compensation Table on page 28 under the heading “All Other Compensation.” This payment was negotiated as part of his termination and was in relation to Mr. Majoor’s role in M&A transactions in 2011. Mr. Majoor will be paid no salary in 2012.

Elements of Executive Compensation

Fixed-Cash Base Salary.    Through the base salary element of its compensation program, the Company seeks to attract and retain executive talent by providing a salary level for each executive that approximates the midpoint (50th percentile) of salaries of executives in comparable positions at other similarly sized companies. The consultant uses annual compensation surveys and peer group proxy disclosures to determine the “competitive zone” for the base salary for each position. The Company defines the competitive zone as plus or minus 10% of the midpoint (or 50th percentile) of the market for each position. The Company also establishes a budget for salary increases, subject to approval by the Compensation Committee. The budget is based on current business conditions as well as survey data of comparable companies provided by the consultant.

The Chief Executive Officer conducts an annual review of each executive officer. The review consists of a comparison of the executive’s performance versus the pre-determined goals as described above and an assessment of the executive’s adherence to the Company’s core values. The Chief Executive Officer rates the performance of each executive. The Chief Executive Officer makes recommendations to the Compensation Committee regarding each executive’s salary by considering the rating, the budget for salary increases and an understanding of the market-based competitive zone. The Compensation Committee uses the same methodology for the Chief Executive Officer.

At its February 2011 meeting, the Compensation Committee also approved salary increases, effective April 1, 2011, for our named executive officers. These salary increases were as follows: Mr. Stanik, 3.7%; Mr. Schott, 13.6%; Mr. O’Brien, 17.4%; Mr. Majoor, 1.7% and Mr. Rose, 7.3%. These increases reflected a subjective determination of individual performance relative to the pre-determined goals for 2010 and adherence to core values, as well as an evaluation of each named executive’s experience and salary relative to the market median- based competitive zone and to reflect changes in responsibility. The notable increase for Mr. O’Brien was in recognition of the contribution of the Americas’ business unit to the Company’s profitability in 2010 and to better align his salary with benchmarking data. The increases for Messrs. Schott and Rose were both to recognize their performance in 2010 and to bring their salaries more in line with the market median.

At its December 2011 meeting, the Compensation Committee reviewed an assessment of our executives’ 2011 compensation as compared to benchmarks that were prepared by Pay Governance. The analysis showed that all of our named executive officers’ base salaries for 2011, except for Mr. O’Brien, fell below the market median, with the salaries of Mr. Stanik and Mr. Schott falling more than 10% below the median thus putting them outside of what the Compensation Committee believes is market competitive zone of +/- 10% of the market median. The Compensation Committee and the CEO will use this benchmark information for context in formulating its 2012 base salary decisions.

Performance-Based Short-Term Cash Incentive Compensation.    Through the short-term incentive program, the Company seeks to align the interests of the executives with the annual financial and non-financial goals of the Company. In 2011, short-term incentive opportunities for each executive as a percent of their base salary were as follows:

Executive	Target Award	Threshold Award	Maximum Award
Mr. Stanik	70%	35%	122.5%
Mr. Schott	45%	22.5%	78.75%
Mr. O’Brien	45%	22.5%	78.75%
Mr. Rose	40%	20%	70%
Mr. Majoor	30%	15%	52.5%

The Committee compares the target short-term cash incentive opportunities to the market for each executive each year as part of its annual executive compensation assessment.

Actual awards paid for 2011 performance are included in the Summary Compensation Table on page 28 under the column “Non-Equity Incentive Plan Compensation,” while the possible opportunities under this plan that could have been made for 2011 at threshold, target and maximum are included in the Grants of Plan-Based Awards Table on page 29 under the columns “Estimated Future Payouts Under Non-Equity Incentive Plan Awards.”

Short-term incentive awards for 2011 were approved by the Compensation Committee at its February 22, 2012 meeting for 2011 performance after reviewing pre-determined goals and metrics. The performance goals and weights for 2011, including actual performance against each goal for the staff executives Messrs. Stanik, Schott and Rose were as follows:

Performance Measure	Weight	2011 Actual Performance	Pre-Established 2011 Short-Term Incentive Goals
			Threshold	Target	Maximum
Corporate Operating Income	45%	$ 57.23mm	$ 55.97mm	$ 74.62mm	$ 93.28mm
Corporate ROIC**	30%	10.81%	8.99%	11.99%	14.99%
Individual Performance Objectives	25%		Varies by Executive as set forth above

** Corporate Return on Invested Capital (ROIC) =	Operating Profit after Tax
Average Debt + Average Equity – Average Free Cash

The performance goals and weights for 2011, including actual performance against each goal for Mr. O’Brien, the only continuing business unit named executive, were as follows:

Performance Measure	Weight	2011 Actual Performance	Pre-Established 2011 Short-Term Incentive Goals
			Threshold	Target	Maximum
Corporate Operating Income	25%	$ 57.23mm	$ 55.97mm	$ 74.62mm	$ 93.28mm
Corporate ROIC	20%	10.81%	8.99%	11.99%	14.99%
Business Unit Regional Operating Income	15%	$ 47.05mm	$ 40.01mm	$ 53.35mm	$ 66.69mm
Business Unit Regional ROIC	15%	12.66%	9.17%	12.23%	15.29%
Individual and Regional Performance Objectives	25%		As set forth above

Corporate operating income was chosen as an indicator of profit produced directly as a result of our executives’ performance and as an indication of cash flow produced as a result of the operations of our business. We have chosen corporate return on invested capital to stress the importance of the efficient management of capital in our business especially as we undertake significant capital expansion. Operating income was given more weight than return on invested capital since the Committee believes that operating income most directly relates to the executives’ performance. An executive may earn a short-term incentive award due to success in achieving individual goals, even if the Company’s performance falls below threshold on the corporate operating income and return on invested capital measures.

A discussion of the named executive officers’ individual performance objectives or individual regional performance objectives for 2011 is set forth above under “Individual Performance Goals.” The Compensation Committee may use its discretion to determine the amount of any short-term incentive award and has done so in recent years. Specifically, the Compensation Committee may award short-term incentive compensation in amounts that deviate from the amounts determined after application of the weighted averaged formula. The plan is not administered to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) at the current time, although the Compensation Committee is aware of this rule and its potential benefits.

Actual bonus awards paid for 2011 performance are included in the Summary Compensation Table on page 28 under the column “Non-Equity Incentive Plan Compensation.” In making the awards for 2011, the Compensation Committee generally applied the weighted average formula except that for all of our named executives other than Mr. Stanik, the Committee adjusted the Company’s financial performance to exclude the effect of the termination of Mr. Majoor’s employment. The Committee did so because it recognized that Mr. Stanik was solely responsible for the decision to undertake the management restructuring which lead to Mr. Majoor’s termination.

Long-Term Incentive Compensation.  The Company’s long-term incentive compensation program seeks to align the executives’ interests with those of the Company’s stockholders by rewarding successes in stockholder returns in absolute terms and relative to peers. Additionally, the Compensation Committee desires to foster an ownership mentality among executives by providing stock-based incentives as a significant portion of compensation. In determining which type of stock vehicles to include in the program, the Compensation Committee chose to focus on the following:

•	Total stockholder return (stock price appreciation plus dividends) relative to peers;

•	Return on capital;

•	Stock price appreciation; and

•	Continued loyalty to and employment with the Company.

In 2011, the Company’s long-term incentive program consisted of the following three equity components: restricted performance stock units, stock options and time-vesting restricted stock. The Compensation Committee believes that these components align with the goals of the long-term compensation program identified above.

Under the terms of the Company’s 2008 Equity Incentive Plan, the Compensation Committee determines which employees are eligible to receive equity awards, the value and number of shares granted, the rate and period of vesting, performance goals and other relevant terms.

The Compensation Committee considers market trends when making long-term incentive grant recommendations for each executive. In order to understand the full impact of making grant decisions, the Compensation Committee also considers a number of other factors prior to making its decisions related to equity awards for the upcoming year. These factors include:

—	the number of outstanding options or other equity awards;
—	the number of shares available for future grant in the Company’s stock option plan;
—	the size of the annual grant in aggregate expressed as a percent of total shares outstanding;
—	the market price of the Company’s common stock and the performance of the Company and its prospects;
—	the market 50th percentile long-term incentive value for each executive position;
—	potential dilution which could result from the exercise of options; and
—	the benefits of linking the employees’ incentive to the market price of the stock.

When determining the grant of options, restricted stock or other equity awards to a particular individual (executive or non-executive), the Compensation Committee considers the individual’s level of responsibility, the relationship between successful individual effort and Company results, incentive compensation plans of other companies and other relevant factors.

Based on a review of the above information, the Compensation Committee may use its discretion to modify the long-term incentive grant opportunity for each executive. In February 2011, the Compensation Committee approved long-term incentive award values that consider the factors stated above for each executive, which is then allocated to the three long-term incentive vehicles as follows:

•	Stock options—25%

•	Time-vesting restricted stock—25%

•	Restricted performance stock units—50%

To determine the number of restricted performance stock units, stock options and/or time-vesting restricted stock to be issued, the dollar amount allocated to each long-term incentive vehicle is divided by the vehicle’s current Financial Accounting Standards Board, Accounting Standards Codification (“ASC”) Topic 718, “Compensation—Stock Compensation” (“ASC Topic 718”) per share fair value.

The Compensation Committee believes that the use of all three equity vehicles allows it to successfully meet its long-term objectives. In February 2011, the Compensation Committee changed its prior method of granting equity awards to our named executive officers that reflected the market median data available at the time of grant and instead determined to grant equity awards as a percentage of the prior year’s salary. The Committee believed that this change will result in less volatility from year to year and allow the Committee to look at total compensation when comparing market comparisons rather than at just a single component of compensation. The

Committee set the following award values as a percentage of salary for our named executive officers: Mr. Stanik—110%; Mr. Schott—70%; Mr. O’Brien—75%; Mr. Majoor—18%; and Mr. Rose—55%. The awards were then divided into stock options, time-vesting restricted stock and restricted performance stock units in the percentages described above.

The information under the headings “Stock Awards” and “Option Awards” in the Summary Compensation Table on page 28 is with respect to those awards granted at the February 2011 meeting.

Stock Options.  The Compensation Committee selected stock options as a means of aligning executives’ compensation with the creation of value to stockholders. Stock options provide realizable value to executives only if the Company’s stock price increases after the options are granted. Each option has vesting provisions that require continued employment of the executive thereby promoting the retention of executives. Stock options vest in equal one-half increments over the two-year period following grant. In 2011, the Compensation Committee reduced the term of its stock option awards from ten years to seven years to add incentive to create stockholder value in a short period of time. The options are exercisable after they have vested until they expire, which is on the seventh anniversary following the grant date. The combination of the seven-year term and the two-year vesting provision supports the long-term intentions of the Compensation Committee.

The fair value of each option is calculated by the Company as of the grant date and expensed over the vesting period in accordance with generally accepted accounting principles (ASC Topic 718). When the executive exercises the non-qualified stock options, the Company receives a tax deduction that corresponds to the amount of taxable income recognized by the executive.

The Compensation Committee made no change to the form of stock option awards for 2012.

Time-Vesting Restricted Stock.  The Compensation Committee has selected restricted stock that vests based on the passage of time and continued employment as an element of the long-term incentive program. While this long-term incentive vehicle is not considered performance based, the Compensation Committee has selected restricted stock to build share ownership and promote retention of the executives by rewarding loyalty to and continued employment with the Company. Grants of restricted shares vest in equal increments over three years. The fair value of restricted shares is calculated on the date of grant and expensed over the vesting period of three years. When shares vest, the Company receives a tax deduction that corresponds to the amount of taxable income recognized by the executive. Beginning with the grants made 2011, the Compensation Committee added the additional requirement that the grantee must agree to hold and not sell net shares of restricted stock received (net of shares sold to pay taxes upon vesting) for three additional years after vesting in most cases. The Committee believes that this change further aligns the long term interests of our stockholders and our employees. This change was made to align with emerging market practices, enhance the share ownership of each executive and to better align the compensation and stock holdings of each executive with the Company’s shareholders.

The Compensation Committee made no change to the form of time-vesting restricted stock awards for 2012.

Restricted Performance Stock Units.  The Compensation Committee has selected performance stock units as a means of encouraging and rewarding executives for delivering solid returns to our stockholders, above and beyond the return delivered by most of our peers. A target number of shares is identified at the beginning of a three-year performance period but not actually delivered to the executive until the shares are earned at the end of the performance period. The number of shares earned may vary from zero to 200% of target. The payout for 50% of the units will be determined based upon the Company’s three-year average return on capital (net income ÷ average debt + average equity) as compared to a target. The Compensation Committee picked a target of 12.5% for the units granted in February 2011, which is a benchmark the Compensation Committee believes is attainable over the next three years. The payout with respect to the remaining 50% of the units will be determined based upon the ranking of the Company’s three-year total stockholder return relative to a peer group (listed on page 15).

The payout schedules used in the 2011 grants, with interpolation used between levels, were as follows:

50% of units for which payout will be based upon average three-year total return on capital:

Total Return on Capital	Award to Executive as a Percent of Target Opportunity
Below 11.5%	No award

11.5%	50% (minimum award)

12.5%	100% (target award)

14.5%	200% (maximum award)

50% of units for which payout will be based upon three-year total stockholder return:

Total Stockholder Return Performance Relative to Peer Group	Award to Executive as a Percent of Target Opportunity
Below 30th %ile	No award

30th %ile	50% (minimum award)

55th %ile	100% (target award)

90th %ile or greater	200% (maximum award)

The Compensation Committee reserves the right to make adjustments for unusual items in its discretion.

Prior to 2011, restricted performance stock units were based solely on total stockholder return. The Compensation Committee decided to divide the payout between stockholder return and return on invested capital beginning with the 2011 grants. While stockholder return is the most direct measure of the Company’s performance relative to its stockholders, share price can experience volatility due to events outside of management’s control. In changing the metrics for performance shares, the Compensation Committee sought to include a measure of executive performance more directly linked with the Company’s business strategy over a three-year period, namely average three-year return on capital. Also in 2011, the performance standards for the relative total stockholder return portion of the award were increased to align with emerging practices. The threshold performance standard was increased from the 25th percentile to the 30th percentile, the target performance standard was increased from the 50th percentile to the 55th percentile and the maximum performance standard was increased from the 75th percentile to the 90th percentile. Additionally, the Compensation Committee approved a cap on the relative total stockholder return portion of the award at threshold level in the event that the Company’s total stockholder return over the three-year period is negative and relative performance exceeds the threshold performance standard. The Compensation Committee believed it was appropriate to make the increases so to further incentivize our executives to bring a stockholder return greater than the average of the peer group.

The Compensation Committee made no change to the restricted performance stock units for 2012, except that it increased the payout thresholds for the 50% of the units for which the payout will be based upon return on capital as follows, with interpolation used between levels:

Total Return on Capital	Award to Executive as a Percent of Target Opportunity
Below 12.3%	No award

12.3%	50% (minimum award)

13.3%	100% (target award)

14.3%	200% (maximum award)

The Compensation Committee increased the thresholds to further incentivize the Company’s management to increase the Company’s return on capital.

Stock Option and Other Equity Granting Procedures

The procedure for making equity grants to executive officers is as follows:

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The Compensation Committee meets to discuss compensation, including approving equity awards, at its meeting that coincides with the Board of Directors meeting to review year-end financial results. Grants of equity awards are made based upon a value and not based upon a number of shares with the grant date to be the fourth business day after the Company releases its earnings for the previous year. With respect to 2012 equity awards, the Compensation Committee met on February 22, 2012 and determined the value of long-term incentive awards for the named executive officers. The grant date for those awards was deemed to be March 2, 2012, the fourth business day after the Company announced 2011 financial results.

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Grants to executive officers, as approved by the Compensation Committee, are communicated to the grantees by the Chief Executive Officer. The Chairman of the Compensation Committee informs the Chief Executive Officer of his annual award. The strike price for stock options is an average of the high and low of the Company’s common stock price on the day of the grants, as permitted by ASC Topic 718.

Stock Ownership Policy

In order to foster an equity ownership culture and further align the interests of management with the Company’s stockholders, the Compensation Committee has adopted stock ownership guidelines for executives. From the time they are appointed an executive of the Company or promoted to an executive position or, if the Compensation Committee changes the guidelines at any time to increase stock ownership requirements, from the time of such change, executives have a five-year period during which he or she is expected to accumulate the specified shares. For 2011, the guidelines were as follows:

•	Chairman and Chief Executive Officer —stock valued at five times annual base salary

•	Executive and Senior Vice Presidents—stock valued at three times annual base salary

•	Vice Presidents—stock valued at two times annual base salary

The following forms of ownership apply toward the stock ownership level: shares purchased, vested and unvested restricted stock, shares retained following the exercise of stock options, shares earned following the achievement of performance goals, and shares accumulated through retirement plans. Unexercised stock options and unearned restricted performance stock units do not apply toward executive ownership levels. While no formal penalty exists for failure to achieve the ownership level within the five-year period, the Compensation Committee may use its discretion to reduce or eliminate an executive’s annual long-term incentive award in future periods or impose any other remedy it believes is appropriate. Additionally, in 2011 the Compensation Committee approved an additional holding period equal to three years for all time-vesting restricted stock awards. This means that when an executive’s restricted stock award vests and the appropriate number of shares is sold to meet federal income tax withholding requirements, the executive must retain the shares for an additional three-year period.

The Company has also adopted a director stock ownership policy. Pursuant to the policy all outside directors have a guideline to acquire and hold Company stock valued at $150,000 or more. Directors have a five-year period to acquire the stock. No formal penalty for failure to achieve the ownership level within the five-year period was adopted; however, the Governance Committee may consider compliance with the policy when making recommendation with respect to nomination for reelection to the Board.

Under the terms of our insider trading policy, no officer or director may purchase or sell any put or call or engage in any other hedging transaction with respect to our common stock.

Retirement Plan Summary

The Company maintains a defined benefit retirement plan for its U.S. salaried employees, which is otherwise known as the pension plan, and a defined contribution thrift/savings plan, which is otherwise known as the 401(k) plan. The purpose of both these plans is to provide post-retirement income and stability to executives and employees. It is the goal of the Compensation Committee and the Board that these plans be competitive with plans which would be available to executives of similar-sized companies. The Company does not provide a plan for highly compensated employees to restore benefits lost due to Internal Revenue Service (IRS) limits. A more complete description of these plans can be found under the pension plan disclosure which begins on page 32.

At the end of 2005, the Company offered its U.S. salaried employees the option to discontinue receiving new benefits under the pension plan and instead participate in an enhanced 401(k) plan which would provide for better matching contributions by the Company.

In 2006, the Company eliminated all accruals of future benefits under its defined benefit plan, effective January 1, 2007, and instead provides all U.S. salaried employees with enhanced matching contributions under the 401(k) plan.

Perquisites

The Company does not believe that perquisites are essential to attract and retain executives and, therefore, does not provide perquisites to executives who reside in the United States. The Company did, however, provide a company car to the former Executive Vice President—Europe and Asia, which is a standard practice for executives in Western Europe. No Company named executive officer, other than the former Executive Vice President—Europe and Asia, received perquisites in reportable amounts.

Severance Policy

The Company has employment agreements with executive officers that provide for, among other provisions, cash payments and benefits in the event of termination by the Company other than “for cause” by the executive. The Compensation Committee believes that these agreements are necessary to attract and retain executives. Employment agreements (the “Agreements”) for our U.S.-based named executive officers other than Mr. Schott were put in place effective February 5, 2010. Mr. Schott entered into an agreement of the same form as the other named executive officers on February 14, 2011. These Agreements provide for severance as follows:

If an executive’s employment is terminated without Cause (as defined in the Agreements) or if an executive resigns with Good Reason (as defined in the Agreements), the Company is required to provide the executive any amounts of compensation earned through the termination date and eighteen (18) months of severance (twenty-four (24) months in the case of Mr. Stanik) of the executive’s then base salary and a lump sum payment (paid six months after termination) of one and a half (1.5) times (two (2) times in the case of Mr. Stanik) the current “target” amount of any cash bonus or short-term cash incentive plan in effect for the executive for the calendar year in which the termination of employment occurs (the current “target” amount of any cash bonus or short-term cash incentive plan in effect for the executive for the calendar year in which the termination of employment occurs being the “Bonus Amount”). Any of the executive’s applicable health and welfare benefits, including health, dental and life insurance benefits (but not including additional stock or option grants) that the executive was receiving prior to termination would continue and be maintained by the Company at the Company’s expense on a monthly basis for a period equal to the Severance Period (as defined in the Agreements) or until such time as the executive is employed by another employer and is provided health and welfare benefits at least equal in the aggregate to the health and welfare benefits provided at the time of termination by the Company.

In the event of a Covered Change of Control Termination (as defined in the Agreements), then instead of any other severance benefits payable to the executive, the executive would receive: (i) a lump sum equal to the sum of: (A) two (2) years (three (3) years in the case of Mr. Stanik) of the executive’s then current base salary, (B) two (2) times (three (3) times in the case of Mr. Stanik) the Bonus Amount, and (C) the aggregate amount of contributions that would be credited to the executive under the Company’s 401(k) plan for the two (2) years (three (3) years in the case of Mr. Stanik) following the effective date of termination in connection with (a) the Company’s fixed contribution to the plan (currently 3%), (b) the Company’s performance-based contribution to the plan (currently between 0% and 4%), assuming that the applicable rate of performance-based contributions during such period were to equal the average rate of performance-based contributions under the plan for the three (3) years immediately prior to the effective date of termination, and (c) the Company’s matching contributions of employee contributions to the plan at the then-current rate of matching contributions, assuming that the executive were to continue to participate in the plan and to make the maximum permissible contribution thereunder for the two (2) year (three (3) years in the case of Mr. Stanik) period; (ii) his or her normal health and welfare benefits (but not including additional stock or option grants) on a monthly basis during the two (2) year (three (3) years in the case of Mr. Stanik) period following the occurrence of a Change of Control (as defined in the Agreements), including health, dental and life insurance benefits the executive was receiving prior to the Change of Control (subject to any limits imposed under Section 409A of the Code); and (iii) all stock options and stock appreciation rights previously granted to the executive by the Company, and shall be fully vested in all restricted stock, stock units and similar stock-based or incentive awards (assuming “maximum” satisfaction of any applicable performance conditions) previously granted to the executive by the Company, regardless of any deferred vesting or deferred exercise provisions of such arrangements; provided, however, that the payment of restricted units shall not be accelerated except as provided in the award agreement under which they were granted. The Change of Control severance payments are payable on the first day following the six (6) month anniversary of the date of the Covered Change of Control Termination (as defined in the Agreements).

Severance Payments (as defined in the Agreements) under the Agreements will not be “grossed up” for the effect of any excise taxes that might be due under Section 280G, 4999 or 409A of the Code.

Each of the Agreements requires the executives to comply with confidentiality, non-compete and non-solicitation covenants.

Mr. Majoor’s employment agreement was originally executed in December 2000 and was amended in 2004 and 2008. His agreement, as amended, provided Change of Control Severance equivalent to that described above for the other named executive officers except that the trigger for Change of Control was a change in 20% of the Company’s common stock instead of 30%; he could have “walked away” after a Change of Control and receive severance benefits; his “Bonus Amount” was the greater of the average of the last three (3) cash bonuses paid to him and the current “target” amount of any cash bonus or short-term cash incentive plan in effect for him for the calendar year in which the termination of employment occurs; and he would have received a “gross-up” on any United States or Belgian excise tax. His agreement also called for notice prior to any termination of his employment without “serious reason” to be determined pursuant to a “Claeys formula” which is used by Belgian labor courts to determine severance compensation, provided the notice period may in no event be less than 18 months. In addition, Mr. Majoor’s employment agreement provided that, unless the Company waives the application of Mr. Majoor’s non-competition clause within fifteen days of termination of the agreement, he shall be paid an indemnity equivalent to one-half of his gross remuneration for the last month of employment with the Company, multiplied by the number of months for which the clause is applicable. As more specifically described below under the heading “Separation of Employment of Mr. Majoor,” Mr. Majoor’s employment agreement was terminated in January 2012. The amounts paid to Mr. Majoor as a result were based upon the terms of his employment agreement.

Details of the agreements and a quantification of severance amounts payable under certain termination scenarios are included in the narrative which begins on page 34.

Adjustments or Recovery of Prior Compensation

The Company has a recoupment policy. Pursuant to the policy, if the Board determines that an executive officer or other designated officer has been incompetent or negligent in the performance of his or her duties or has engaged in fraud or willful misconduct, in each case in a manner that has caused or otherwise contributed to the need for a material restatement of the Company’s financial results, the Board will review all performance-based compensation awarded to or to be earned by the executive during the period affected by the restatement. If, in the Board’s view, the performance-based compensation would have been lower if it had been based on the restated results, the Board and the Company will, to the extent permitted by applicable law, seek recoupment from the executive of any portion of such performance-based compensation as it deems appropriate.

Impact of Tax and Accounting Policy on Executive Compensation

If an executive officer’s compensation from the Company were to exceed $1.0 million in any taxable year, the excess over $1.0 million, with certain exceptions, would not be deductible by the Company, under Section 162(m) of the Code. The Compensation Committee is aware of this rule, and will take it into account through its annual review of the executive compensation program. One exception to the disallowance of such deductions under Section 162(m) involves compensation paid pursuant to stockholder-approved compensation plans that are performance-based. The Company’s 2008 Equity Incentive Plan contains provisions which are intended to cause grants of stock options and other performance-based awards under such plan to be eligible for this performance-based exception (so that compensation upon exercise of such stock options or the vesting of such performance-based awards should be deductible under the Code). Payments of cash compensation related to our base salary and short-term cash incentive programs and the value of shares that vest from grants of time-vesting restricted stock are not eligible for this performance-based exception.

The Compensation Committee is aware of the impact on the Company’s financial statements of providing stock-based compensation, which the Company accounts for under ASC Topic 718. The Compensation Committee is also aware of new restrictions that govern the use of nonqualified deferred compensation, Section 409A of the Code, and has modified the Company’s compensation arrangements to comply with this new regulation.

Pay-for-Performance

Although not yet required, the Compensation Committee asked Pay Governance to perform a historical pay-for performance assessment of our CEO as compared to our peer group. Pay Governance presented its assessment to the Compensation Committee during the Committee’s July 2011 meeting.

Pay Governance reviewed both the 2010 bonuses and three-year realizable compensation of our CEO and the CEOs of our peer group. They also measured the performance of the Company and the peer group. To measure performance, our consultant developed a performance composite using: operating income changes, return on invested capital and total stockholder return. These metrics were used since they include the metrics used by the Company to determine incentive compensation and would be viewed as reasonable indicators of performance by an external party. The Compensation Committee reviewed the assessment and concluded that our CEO’s pay is appropriately aligned with the Company’s performance when compared to its peers.

Separation of Employment of Mr. Majoor

On December 29, 2011, the Company and Mr. Majoor executed and delivered a certain Termination Agreement. Pursuant to the terms of the Termination Agreement, Mr. Majoor’s employment with the Company was terminated as of January 6, 2012. The Company paid Mr. Majoor 409,705.28€ on December 30, 2011 and an additional 733,043.84€ on January 19, 2012. The Termination Agreement also required the Company to pay in January a lump sum amount to the Company’s Belgian defined benefit plan as required by the terms of that plan, as well as an amount to Mr. Majoor for gross departure vacation allowance as required by Belgian law and to pay employer social security taxes required by law. The total cost to the Company to complete the terms of the Termination Agreement was 1,795,114€ which equated to approximately $2,326,300 using the exchange rate at December 31, 2011. These costs were based upon the requirements of Mr. Majoor’s December 2000 employment agreement discussed above under the heading “Severance Policy.”

The Termination Agreement contains standard terms for agreements of this type including requiring Mr. Majoor to: resign his position as a director of any of the Company’s subsidiaries, agree not to solicit employees of the Company or its affiliates for a one-year period, and return all company property. The Termination Agreement also includes mutual releases and non-disparagement provisions.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Compensation Committee’s review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

TIMOTHY G. RUPERT, CHAIRMAN

ROBERT W. CRUICKSHANK

RANDALL S. DEARTH

SETH E. SCHOFIELD

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that incorporate other Company filings, including this Proxy Statement, the foregoing Report of the Compensation Committee does not constitute soliciting material and shall not be incorporated by reference into any such filings.

Risk Management and Compensation

The Compensation Committee has reviewed the Company’s management of risk as it relates to the Company’s executive compensation philosophy. The Compensation Committee determined that the Company’s compensation program is not reasonably likely to result in a material adverse effect on the Company. The Compensation Committee made this determination following a detailed study performed by Towers Perrin, its compensation consultant at the time. Towers Perrin’s study, which was presented to the Compensation Committee, included a process for assessing the Company’s compensation programs through a risk screen and provided Towers Perrin’s assessment of the risks associated with the Company’s current compensation programs. The Compensation Committee’s current compensation consultant, Pay Governance, reviewed the study with the Compensation Committee in December 2011, along with changes that have occurred since the study was performed. The Compensation Committee believes, for the reasons noted below, that (1) the Company’s compensation program does not encourage excessive risk-taking and (2) the Company takes reasonable steps to mitigate any risks related to compensation.

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Compensation Committee Oversight:    The Compensation Committee has oversight over the short-term cash incentive plans and the 2008 Equity Incentive Plan. The Committee also has discretion to modify any awards for plans over which it has authority and the ability to recoup certain payments.

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Compensation Mix:    The compensation program is an appropriate mix of cash (salary and short-term incentive awards) and equity compensation. Short-term incentive awards represent less than 25% of the compensation mix for all executives, align with the market and the Company’s peers and are linked to corporate and/or business unit performance. Equity incentives are positioned at the market median and are granted annually to all executives. Long-term incentive awards are linked to stockholder returns.

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Specific Plan Formulations:    The Company’s incentive plans are linked to specific award formulas (with discretion granted to the Compensation Committee to modify calculated awards as it deems appropriate), have payout ceilings in place and align with market practice.

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Performance Metrics:    The Company’s short-term incentive plans focus on return on invested capital and operating income at both the corporate and business unit level and the long-term incentive plan focuses on stock price appreciation and performance relative to peers over the long-term. The Company’s Chief Executive Officer thoroughly discusses corporate, business unit and individual performance with the Compensation Committee. Targeted pay levels are based upon peer, as well as industry, data.

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Plan Governance:    In addition to the Compensation Committee, the senior leadership team, the finance department, the legal department, the human resources department and the business unit managers are involved in the establishment and oversight of the compensation plans.

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Ownership Requirements:    The Company’s stock ownership guidelines require executives to hold meaningful stock ownership, and the Corporate Governance Guidelines encourages non-employee directors to acquire and hold Company Common Stock with a threshold ownership of stock valued at $150,000, linking executives and non-employee directors’ interests to the interests of stockholders.

Summary Compensation Table

The following table shows the compensation paid by the Company and its subsidiaries for the last three completed fiscal years to the Chief Executive Officer, the Chief Financial Officer and the next three most highly compensated executive officers as of December 31, 2011.

Summary Compensation Table – 2009, 2010 and 2011

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change In Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
John S. Stanik,	2011	545,113	—	291,748	128,080	247,000	64,562	17,435	1,293,938
President and Chief	2010	527,909	—	354,360	118,123	372,000	44,007	16,060	1,432,459
Executive Officer	2009	513,956	—	533,173	171,038	347,000	30,550	15,925	1,611,642
Stevan R. Schott,	2011	242,500	—	77,001	33,805	81,000	N/A	13,286	447,592
Senior Vice	2010	188,370	—	40,968	—	67,000	N/A	11,223	307,561
President and Chief Financial Officer	2009	161,576	—	35,304	—	38,773	N/A	10,216	245,869
Robert P. O’Brien,	2011	298,541	—	99,060	43,487	116,000	114,820	13,475	685,383
Executive Vice	2010	262,883	—	126,749	42,250	120,000	82,789	12,250	646,921
President and Chief Operating Officer	2009	255,856	—	115,877	37,294	128,000	60,177	12,250	609,454
C.H.S. (Kees) Majoor,	2011	416,375	—	36,158	15,874	—	130,300	602,802	1,201,509
Former Executive Vice	2010	376,669	—	41,421	13,810	116,854	94,586	34,692	678,032
President—Europe and Asia(5)(6)	2009	378,935	—	115,877	37,294	182,546	155,982	37,043	907,677
Richard D. Rose,	2011	260,700	—	67,985	29,844	89,000	N/A	13,475	461,004
Senior Vice President,	2010	246,000	—	95,629	31,874	100,000	N/A	10,520	484,023
General Counsel and Secretary(7)	2009	145,187	—	99,289	13,304	31,000	N/A	2,880	291,660

(1)	The amounts included in this column reflect the aggregate grant date fair value of the time-vested restricted stock awards and performance-based restricted stock unit awards granted to each of the named executive officers in the fiscal years noted, calculated in accordance with FASB ASC Topic 718. Please refer to Note 10 to the Company’s Consolidated Financial Statements in the Company’s Form 10-K for 2009, 2010 and 2011 for the related assumptions pertaining to the Company’s calculations. The values included in this column for the performance-based restricted stock unit awards for 2009 and 2010 and the TSR performance stock award for 2011 reflect the payout of such awards at target. For the Return on Capital (ROC) awards, the fair value is expensed on a straight-line basis over the performance period when it is probable that the performance condition will be achieved. No expense was recognized in 2011 for the ROC awards as it was not considered probable that the performance condition would be achieved. Assuming the achievement of the highest level of performance conditions for these awards, the value of the awards at the grant date would be as follows: Stanik: $583,506 for 2011, $377,983 for 2010, and $595,626 for 2009; Schott: $153,993 for 2011, $0 for 2010, and $0 for 2009; O’Brien: $198,119 for 2011, $135,190 for 2010 and $128,784 for 2009; Majoor: $72,296 for 2011, $44,181 for 2010, and $128,784 for 2009; and Rose: $135,977 for 2011, $102,004 for 2010, and $0 for 2009.

(2)	The amounts included in this column reflect the aggregate grant date fair value of option awards granted to each of the named executive officers in the fiscal years noted, calculated in accordance with FASB ASC Topic 718. Please refer to Note 10 to the Company’s Consolidated Financial Statements in the Company’s Form 10-K for 2009, 2010 and 2011 for the related assumptions pertaining to the Company’s calculations.

(3)	The amounts included in this column relate to short-term cash incentive awards earned by the named executive officers in the fiscal years noted and paid under the Company’s short-term incentive plan.

(4)	The amounts included in this column include: (i) for Mr. Stanik, 401(k) Company contributions of $13,475 in 2011 and $3,960 for club dues; (ii) for Mr. Schott, 401(k) Company contributions of $13,286 in 2011; (iii) for Mr. O’Brien, 401(k) Company contributions of $13,475 in 2011; (iv) for Mr. Majoor, $26,655 for automobile expenses, $5,018 for office expenses and $571,129 in connection with his separation from the Company; and (v) for Mr. Rose, 401(k) Company contributions of $13,475 in 2011.

(5)

Mr. Majoor’s compensation is converted from Euros to U.S. Dollars at the average annual exchange rate for 2009, 2010 and 2011, except with respect to the column entitled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” which is calculated based on an exchange rate at December 31st of the applicable year.

(6)	Mr. Majoor left the Company on January 6, 2012.

(7)	Mr. Rose joined the Company in September 2009.

Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to grants of plan-based awards to the named executive officers during 2011.

Grants of Plan-Based Awards In 2011

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh) (4)	Closing Market Price at Grant Date ($/Sh)	Grant Date Fair Value of Stock Options and Stock Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John Stanik	3/01/11	192,500	385,000	673,750	10,057	20,113	40,226	10,502	23,415	13.89	13.57	419,828
Stevan Schott	3/01/11	56,250	112,500	196,875	2,654	5,308	10,616	2,772	6,180	13.89	13.57	110,806
Robert O’Brien	3/01/11	69,750	139,500	244,125	3,415	6,829	13,658	3,566	7,950	13.89	13.57	142,547
Kees Majoor(6)	3/01/11	62,456	124,913	218,597	1,246	2,492	4,984	1,302	2,902	13.89	13.57	52,032
Richard Rose	3/01/11	53,040	106,080	185,640	2,344	4,687	9,374	2,447	5,456	13.89	13.57	97,829

(1)	The amounts reported in these columns reflect the short-term cash incentive awards that were granted to the named executive officers in 2011 under the Company’s short-term incentive plan. The amounts presented in these columns reflect the amounts that could have been earned during 2011 based upon the level of achievement specified for the underlying performance conditions. Actual short-term cash incentive awards earned for 2011 are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	The amounts reported in these columns reflect the performance-based restricted stock unit awards that were granted to the named executive officers in 2011 under the Company’s 2008 Equity Incentive Plan. The amounts presented in these columns reflect the number of shares of our capital stock that could be earned over the course of the applicable performance period based upon the level of achievement specified with respect to the performance goals underlying such award.

(3)	This column reflects the number of shares of time-vested restricted stock that were granted to the named executive officers in 2011 under the Company’s 2008 Equity Incentive Plan.

(4)	These options were granted to the named executive officers in 2011 under the Company’s 2008 Equity Incentive Plan. The exercise price of the option awards was calculated based on the average of the high and low prices of the Company’s Common Stock on the NYSE on the date of grant.

(5)	The full grant date fair value was computed in accordance with FASB ASC Topic 718 for each of the awards included in this table. Please refer to Note 10 to the Company’s Consolidated Financial Statements of its 2011 Form 10-K for the related assumptions pertaining to the Company’s calculations in accordance with ASC 718. The values included in this column for the TSR performance stock award for 2011 reflect the payout of such awards at target. For the Return on Capital (ROC) awards, the fair value is expensed on a straight-line basis over the performance period when it is probable that the performance condition will be achieved. No expense was recognized in 2011 for the ROC awards as it was not considered probable that the performance condition would be achieved.

(6)	Mr. Majoor is no longer employed by the Company. Pursuant to that certain Termination Agreement described in Compensation Discussion and Analysis under the heading “Separation of Employment by Mr. Majoor” on page 26 of this Proxy Statement, the non-equity awards are not payable and the equity awards included in this table are no longer exercisable.

The following information relates to both the Summary Compensation Table and the Grants of Plan-Based Awards Table set forth above.

The material terms related to the “Non-Equity Incentive Plan Compensation” set forth in the Summary Compensation Table and the “Estimated Future Payments Under Non-Equity Incentive Plan Awards” in the Grants of Plan-Based Awards Table are described in Compensation Discussion and Analysis under the heading “Performance-Based Short-Term Cash Incentive Compensation.”

The “Stock Awards” column in the Summary Compensation Table and the “All Other Stock Awards” column of the Grants of Plan-Based Awards Table contain information with respect to the time-vesting restricted stock granted to named executive officers in 2009, 2010 and 2011, as applicable. Grants of time-vesting restricted stock vest in equal increments over three years. Dividends which are paid on Common Stock of the Company are paid on the time-vesting restricted stock and held in escrow with the shares. Please see “Time-Vesting Restricted Stock” included in the Compensation Discussion and Analysis section of this Proxy Statement for additional information regarding the material terms of the time-vested restricted stock awards.

The “Stock Awards” column of the Summary Compensation Table and the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns of the Grants of Plan-Based Awards Table contain information with respect to the restricted performance stock units granted by the Company to the named executive officers in 2009, 2010 and 2011, as applicable. Restricted performance stock units vest as described in Compensation Discussion and Analysis, under the heading “Restricted Performance Stock Units.” These grants were made in units and not actual shares, and thus no dividends accrue on the units until the units vest and the shares are actually issued. Please see “Restricted Performance Stock Units” included in the Compensation Discussion and Analysis section of this Proxy Statement for additional information regarding the material terms of the performance vested restricted stock unit awards.

The “Option Awards” column of the Summary Compensation Table and the “All Other Option Awards” column of the Grants of Plan-Based Awards Table contain information with respect to stock options that were granted to the named executive officers in 2009, 2010 and 2011, as applicable. Stock options vest in equal one-half increments over the two-year period following the grant. Stock options expire either seven or ten years following the date of the grant. Options are granted at fair market value upon the date of the grant. Please see “Stock Options” included in the Compensation Discussion and Analysis section of this Proxy Statement for additional information regarding the material terms of the option awards.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards to the named executive officers as of December 31, 2011.

Outstanding Equity Awards At Fiscal Year End 2011

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
John Stanik	—	23,415	(1)	—	13.89	03/01/18	22,765	357,638	77,278	1,214,037
	8,203	8,203	(2)	—	15.91	03/04/20
	26,600	—		—	14.71	03/04/19
	28,300	—		—	17.74	02/28/18
	27,800	—		—	8.37	03/30/17
	41,800	—		—	7.92	03/27/16
	40,800	—		—	8.79	02/03/15
	85,786	—		—	7.035	02/04/14
	24,000	—		—	4.96	04/22/13
	25,277	—		—	5.07	01/02/13
Stevan Schott	—	6,180	(1)	—	13.89	03/01/18	5,289	83,090	10,616	166,777
Robert O’Brien	—	7,950	(1)	—	13.89	03/01/18	7,211	113,285	23,770	373,427
	2,934	2,934	(2)	—	15.91	03/04/20
	5,800	—		—	14.71	03/04/19
	5,300	—		—	17.74	02/28/18
	6,100	—		—	8.37	03/30/17
	9,200	—		—	7.92	03/27/16
	5,200	—		—	8.79	02/03/15
	14,204	—		—	7.035	02/04/14
	19,723	—		—	5.07	01/02/13
Kees Majoor (6)	—	2,902		—	13.89	01/06/12	3,278	51,497	11,520	180,979
	959	959		—	15.91	01/06/12
	5,800	—		—	14.71	01/06/12
	5,300	—		—	17.74	01/06/12
Richard Rose	—	5,456	(1)	—	13.89	03/01/18	6,372	100,104	13,382	210,231
	2,214	2,213	(2)	—	15.91	03/04/20
	1,820	—		—	16.10	09/14/19

(1)	These option awards vest in two equal installments on March 1, 2012 and March 1, 2013.

(2)	These option awards vested on March 4, 2012.

(3)	The following shares vest for each on March 1, 2012, 2013 and 2014: Mr. Stanik 3,501, 3,500, and 3,501; Mr. Schott 924, 924, and 924; Mr. O’Brien 1,189, 1,188, and 1,189; and Mr. Rose 816, 815, and 816. The following shares vest for each on March 4, 2012 and 2013: Mr. Stanik 8,799 and 3,464; Mr. Schott 1,658 and 859; Mr. O’Brien 2,405 and 1,240; and Mr. Rose 935 and 935. On September 14, 2012, 2,055 shares vest for Mr. Rose.

(4)	These values were calculated using the closing market price of the Company’s Common Stock on December 30, 2011 ($15.71).

(5)	These units vest subject to the satisfaction of performance goals underlying such awards at the end of a three-year performance period as follows for December 31, 2011, 2012 and 2013, respectively: Mr. Stanik 22,200, 14,852 and 40,226; Mr. Schott zero, zero and 10,616; Mr. O’Brien 4,800, 5,312 and 13,658; and Mr. Rose zero, 4,008 and 9,374. The number of units reported in this column are based on achieving maximum performance goals with respect to such awards.

(6)	Mr. Majoor’s employment was terminated on January 6, 2012, and his unexercised options and unvested shares of stock expired or were forfeited on that date.

Option Exercises and Stock Vested in 2011

The following table sets forth certain information with respect to stock options exercised by, and stock awards vested for, named executive officers during 2011.

Option Exercises And Stock Vested In 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
John Stanik	78,937	821,746	25,410	365,840
Stevan Schott	—	—	2,324	33,042
Robert O’Brien	25,608	186,170	5,506	79,163
Kees Majoor	100,700	833,497	4,672	67,274
Richard Rose	—	—	2,991	44,014

(1)	These values represent the aggregate dollar amount realized upon exercise, calculated by multiplying the number of options that were exercised by the difference between the market price of the underlying shares at exercise and the exercise price of the options. At each named executive officer’s option, upon vesting, shares may be sold to satisfy applicable United States tax withholding requirements.

(2)	These values represent the aggregate dollar amount realized upon vesting, calculated by multiplying the number of shares of stock that vested by the market value of the shares on the vesting date. At each named executive officer’s option, upon vesting, shares may be withheld to satisfy applicable United States tax withholding requirements.

Pension Benefits

All persons, including named executive officers, who were salaried employees prior to July 1, 2005, and who are United States employees, are participants in the Calgon Carbon Corporation Retirement Plan for Salaried Employees (the “Pension Plan”), a defined benefit plan.

The Pension Plan provides for annual benefits following normal retirement at age sixty-five equal to 1.05% of the participant’s final average compensation (highest five consecutive years in the ten-year period immediately preceding retirement or termination) multiplied by the participant’s credited service (up to thirty-five years); plus 0.50% of the excess, if any, of the participant’s final average compensation in excess of the participant’s covered compensation (as defined in IRS regulations) multiplied by the participant’s credited service (up to thirty-five years). In calculating Mr. O’Brien’s benefit under the Pension Plan, prior service with Merck & Co. is included in the calculation of the gross pension benefit. The pension benefit payable to Mr. O’Brien from the Pension Plan is his gross pension benefit under the Pension Plan including prior service with Merck & Co., less the benefit payable from the Merck & Co. pension plan.

For purposes of the Pension Plan, “compensation” includes base compensation, special awards, commissions, bonuses and incentive pay.

The Pension Plan provides for early retirement, provided that the participant has attained the age of fifty-five and has completed at least fifteen years of continuous participation under the Pension Plan. Early retirement benefits are the retirement income that would be applicable at normal retirement, reduced by 0.25% for each month benefits begin prior to the participant’s attainment of age sixty-two. Messrs. Stanik and O’Brien are the only named executive officers currently eligible for early retirement under the Pension Plan. Individuals who terminate employment prior to age fifty-five, but have fifteen years of continuous participation upon termination, are eligible to receive benefits under the Pension Plan as early as age fifty-five, but the benefit payable is actuarially reduced from age sixty-five. The normal form of payment under the plan is a straight life annuity although a lump sum option is available at any time that the plan is not underfunded.

Effective January 1, 2006, active participants in the Pension Plan were permitted a one-time opportunity to elect whether future retirement benefits would continue to be earned under the Pension Plan, in which case a participant would continue to also receive a matching contribution of 25% of the first 4% of base pay contributed by the participant under the Company’s Thrift/Savings Plan, a 401(k) defined contribution plan, or instead to elect to cease future accrual of benefits in the Pension Plan and to participate under the new retirement savings program of the Company’s Thrift/Savings Plan. Effective January 1, 2007, all remaining Pension Plan participants were required to convert to the new retirement savings program for future accrual of retirement benefits (and no further benefits will accrue to them under the Pension Plan). Participants in the 401(k) plan receive a Company match of 50% on the first 2% of total pay contributed by the participant, plus a 3% fixed quarterly Company contribution (3% of total pay) and an annual discretionary Company contribution (from 0% to 4% of total pay based on the performance of the Company). Discretionary annual contributions made by the Company vest to participants after two years of service.

Mr. Majoor was not a United States based employee and thus instead participated in the Group Insurance Rules for the Benefit of Salaried Employees of Chemviron Carbon in Belgium (the “Belgium Plan”), a defined benefit plan, prior to his termination.

For purposes of the Belgium Plan, “salary” is 13.85 multiplied by the January 1 monthly base salary. Additionally, pursuant to an agreement with the Company, Mr. Majoor received credit for additional years of service in the calculation of his annual benefit, calculated by multiplying eight years of service by a ratio equal to actual service with Chemviron Carbon at the time of termination, including his notice period of 29 months, divided by an assumed service with Chemviron Carbon at age sixty-five.

The Belgium Plan provides for early retirement at age sixty. Benefits payable upon early retirement are actuarially reduced from age sixty-five. The normal form of payment under the plan is a straight life annuity although a lump sum option is available. Mr. Majoor (prior to his termination) was required to contribute into the Belgium Plan an amount equal to 1.25% of his annual salary up to the social security pension ceiling plus 4% of annual salary in excess of the social security pension ceiling.

The following table shows years of credited service and present value of accumulated benefit as of December 31, 2011 payable by the Company, and payments made by the Company during the last fiscal year for each named executive officer.

Pension Benefits As of December 31, 2011

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit (US$)(2)	Payments During Last Fiscal Year ($)
John Stanik	Calgon Carbon Corporation Retirement Plan for Salaried Employees	15.50	$481,934	$0
Stevan Schott(3)	Not applicable	—	—	—
Robert O’Brien	Calgon Carbon Corporation Retirement Plan for Salaried Employees	33.00	$981,674	$0
Kees Majoor(4)	Group Insurance Rules for the Benefit of Salaried Employees of Chemviron Carbon in Belgium	17.56	$836,013	$0
Richard Rose(3)	Not applicable	—	—	—

(1)	For Messrs. Stanik and O’Brien, the credited service shown is the service used to calculate their frozen pension benefit. Each continues to earn service for vesting and eligibility purposes as long as they are employed by the Company. For Mr. Majoor, this represents the amount of service used to calculate his Belgium pension.

(2)	The calculation of present value of accumulated benefit assumes the following:

•	Retirement at age 62 for Messrs. Stanik and O’Brien and at age 65 for Mr. Majoor

•	Interest rate of 4.7% (5% for Mr. Majoor)

•	Post retirement annuities based on RP-2000 Whitecollar Mortality Projected to 2015 (sex distinct) for Messrs. Stanik and O’Brien

•	Post retirement lump sums based on IRS Prescribed Mortality for Messrs. Stanik and O’Brien and the MR table for Mr. Majoor

•	Percent electing lump sum: 80% for Messrs. Stanik and O’Brien and 100% for Mr. Majoor

•	An exchange rate of 1 euro equal to 1.2959 U.S. dollar was applied to the amount shown for Mr. Majoor

(3)	Messrs. Schott and Rose do not participate in the Calgon Carbon Corporation Retirement Plan for Salaried Employees because they were hired after July 1, 2005.

(4)	Mr. Majoor’s employment was terminated on January 6, 2012.

Potential Payments Upon Termination or Change In Control

For 2011, each of the named executive officers of the Company had employment agreements with the Company. The agreements provided for a base salary, participation in bonus and other compensation programs as determined by the Company, indemnification against liabilities arising out of their service in certain capacities, and executive risk liability insurance coverage. The agreements generally provided for continued employment of the executives until termination by the Company with or without cause or voluntary termination by the named executive officer with or without good reason.

The tables below reflect the amount of compensation which would be paid to each of the named executive officers of the Company in the event of termination of such executive’s employment, with the exception of C.H.S. (Kees) Majoor, as he is no longer employed by the Company. Mr. Majoor’s employment agreement was terminated effective January 6, 2012 and he was paid benefits required by his employment agreement. See “Executive and Director Compensation—Separation of Employment of Mr. Majoor” for additional details.

The tables show the amount of compensation payable to each named executive officer upon termination by the Company for “cause” (as defined in the applicable employment agreement), voluntary termination by the executive without “good reason” (as defined in the applicable employment agreement, and generally including constructive termination), death, disability, retirement, involuntary termination by the Company without cause or voluntary termination by the executive for good reason, and termination following a change in control. The amounts shown assume that such termination was effective as of December 31, 2011 and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company.

Employment Agreement Terms—Stanik, Schott, O’Brien, and Rose

The following paragraphs summarize the general terms of the employment agreements that were in place for Messrs. Stanik, Schott, O’Brien and Rose for 2011. Regardless of whether the termination of the named executive officer’s employment is by the Company for cause or without cause, by the named executive officer with or without good reason, or due to death or disability, the executive is generally entitled to receive amounts earned during the term of his employment, including (i) base salary, vacation and other cash entitlements accrued through the date of termination, to be paid to the executive in a lump sum of cash on the next regularly scheduled payroll date that is at least ten (10) days from the date of termination (to the extent theretofore unpaid); (ii) to the extent permitted by the applicable deferred compensation plan and any elections filed by the executive under such plan, the amount of any compensation previously deferred by the executive, paid in a lump sum of cash on the next regularly scheduled payroll date that is at least ten (10) days from the date of termination (to the extent theretofore unpaid); and (iii) amounts that are vested benefits or that the executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company at or subsequent to the date of termination, payable in accordance with such plan, policy, practice or program or contract or agreement. Collectively, these are referred to as “Accrued Obligations.”

In the case of a termination by the Company for cause, or a voluntary termination by the named executive officer without good reason, or death or disability of the executive, the executive (or his estate or beneficiaries in the case of death) would be entitled to no further compensation other than the Accrued Obligations.

In the case of an executive retiring, the executive would receive his Accrued Obligations. With respect to time-based restricted stock, and restricted performance stock units, the executive would be vested in a prorated number of unvested restricted shares or units held by the executive at the date of retirement.

In the case of the termination of the employment of the named executive by the Company without cause or the resignation by the executive with good reason, the executive will be entitled to (i) the Accrued Obligations and (ii) (A) the executive’s base salary, based upon the salary the executive earned at the time of his termination, payable for the Severance Period for said executive (where Messrs. Schott’s, O’Brien’s and Rose’s Severance Period is eighteen (18) months and Mr. Stanik’s Severance Period is twenty-four (24) months), and (B) for Messrs. Schott, O’Brien and Rose one and a half (1.5) times the Bonus Amount (defined below) and, for Mr. Stanik, two (2) times the Bonus Amount (defined below), all of which is payable in a lump sum upon the date, which is the first day following the six (6) month anniversary of the date of termination. In addition, the executive’s applicable health and welfare benefits will be continued for a period equal to the Severance Period or, if shorter, until the executive is reemployed and provided at least equivalent benefits by his next employer. The executive will not receive any additional stock or option grants. With respect to all equity plans of the Company, no further vesting will occur. The “Bonus Amount” is the current “target” amount of any cash bonus or short-term cash incentive plan in effect for the year of termination.

Additional Benefits Upon Termination

In addition to the benefits discussed above, each named executive officer has certain entitlements with respect to the various forms of equity awards that such executive may have earned over the course of his employment.

If the employment of the named executive officer (who may not be a Disabled Participant, as defined in the 2008 Equity Incentive Plan) is voluntarily terminated with the consent of the Company, any then outstanding incentive stock option held by such executive shall be exercisable by the executive (but only to the extent exercisable by the executive immediately prior to the termination of employment) at any time prior to the expiration date of such incentive stock option or within three months after the date of termination of employment, whichever is the shorter period.

If the employment of the executive (who may not be a Disabled Participant, as defined in the 2008 Equity Incentive Plan) is voluntarily terminated with the consent of the Company, any then outstanding nonstatutory stock option or stock appreciation right held by such executive shall be exercisable by the executive (but only to the extent exercisable by the executive immediately prior to the termination of employment) at any time prior to the expiration date of such nonstatutory stock option or stock appreciation right or within one year after the date of termination of employment, whichever is the shorter period.

If the executive is a Disabled Participant (as defined in the 2008 Equity Incentive Plan) and his employment is voluntarily terminated with the consent of the Company, or the executive retires at normal retirement age under any retirement plan of the Company, any then-outstanding stock option or stock appreciation right held by such executive shall be exercisable in full (whether or not so exercisable by the executive immediately prior to the termination of employment) by the executive at any time prior to the expiration date of such stock option or stock appreciation right or within one year after the date of termination of employment, whichever is the shorter period.

If an executive’s employment is terminated by reason of the executive’s death, the executive’s estate will be permitted to exercise any outstanding stock options or stock appreciation rights held by such executive (whether or not exercisable on the date of death) at any time prior to the expiration date of such stock option or stock appreciation right or within one year after the date of death, whichever is the shorter period.

Generally, if the employment or engagement of an executive terminates for any reason other than voluntary termination with the consent of the Company, retirement under any retirement plan of the Company or death, all outstanding stock options and stock appreciation rights held by the executive at the time of such termination of employment shall automatically terminate. Whether termination is a voluntary termination with the consent of the Company and whether retirement is at a normal age is determined as provided in the Company’s 2008 Equity Incentive Plan.

All restrictions on such executive’s time-based restricted stock will lapse and with respect to restricted performance stock units granted to executives in 2009, 2010 and 2011, if the performance conditions contained in the agreement granting such restricted performance stock units are met after such executive’s death, the executive’s estate would be entitled to receive a number of shares equal to the total share units granted under the agreement, multiplied by the number of full months such executive was employed from January 1 in the year of the grant until the death of the executive, divided by thirty-six.

In the case of disability of an executive in accordance with the definition contained in the executive’s employment agreement, in addition to the Accrued Obligations, the executive’s estate would be entitled to receive a number of shares related to restricted performance stock units using the same calculation as would be used in the case of the executive’s death. There would be no acceleration of vesting of stock options or time-based restricted stock in the case of disability.

Payments Upon Change of Control

If, after a Change of Control, as defined in the executive’s employment agreement, an executive’s employment is terminated by the Company (other than termination by the Company for cause or by reason of death or disability and subject to certain time limitations) or the executive terminates his employment in certain circumstances which constitute good reason (as defined in the employment agreements and subject to certain time limitations) the executive will be entitled to the following benefits. In lieu of the normal severance benefits described above, the executive will be entitled to a lump sum equal to: (i) two (2) years (three (3) years for the Chief Executive Officer) of the executive’s base salary; plus (ii) two (2) times (three (3) times for the Chief Executive Officer) the Bonus Amount as defined above; and (iii) the matching contributions that would have been credited to the executive under the Company’s 401(k) plan for the two (2) years (three (3) years for the Chief Executive Officer) following the effective date of termination of the executive’s employment. No executive is entitled to a benefit if he terminates his employment other than for “good reason” during a period of ninety (90) days after the first anniversary of the Change of Control.

After a Change of Control, the executive will also be entitled to exercise all stock options and stock appreciation rights and be fully vested in all restricted stock, stock units, and similar stock-based or incentive awards previously granted to the executive regardless of any deferred vesting or deferred exercise provisions of such arrangements.

Material Conditions to Receipt of Payments or Benefits

In order to receive the benefits described above, the named executive officers agree in the employment agreements to be bound by standard provisions concerning use of confidential information and non-compete provisions after termination of employment. In particular, the executive agrees that he will not compete with the Company during the period in which he is receiving severance or for a period of two (2) years after the termination of employment, whichever is longer. The named executive officers further agree that all confidential information, as specified in such officers’ respective employment agreements, shall be kept secret and shall not be disclosed or made available to anyone outside of the Company at any time, either during his employment with the Company, or subsequent to termination thereof for any reason.

John Stanik

The following table shows the potential payments upon termination of employment prior to and after a Change of Control of the Company for John Stanik.

Executive Benefit and Payments Upon Separation	For Cause Termination	Voluntary Termination	Death	Disability	Retirement	Involuntary Not For Cause or Employee for Good Reason Termination	Involuntary Not for Cause or Employee for Good Reason Termination (After Change of Control)
Severance and Short-Term Compensation:
Cash Severance and Short-Term Cash Incentive Compensation	—	—	—	—	—	$1,870,000	$2,805,000
Long Term Incentive Compensation:
Stock Options (Unvested)(1)	—	—	$42,615	$42,615	$42,615	—	$42,615
Time-Based Restricted Stock(2)	—	—	$357,633	—	$151,891	—	$357,633
Performance-Based Restricted Stock Units(2)	—	—	$112,164	$112,164	$112,164	—	$898,266
Other Benefits
Savings Plan Enhancement(3)	—	—	—	—	—	—	$35,525
Pension Plan(4)	$539,111	$539,111	$250,606	$531,225	$539,111	$539,111	$539,111
Health and Welfare Benefits	—	—	—	—	—	$25,275	$37,912
Life Insurance(5)	—	—	$550,000	—	—	$2,513	$3,769

Total	$539,111	$539,111	$1,313,018	$686,004	$845,781	$2,436,899	$4,719,831

(1)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2011 over the exercise price of all unvested options, the vesting of which accelerates in connection with the specified event.

(2)	Reflects the fair market value as of December 31, 2011 of the shares underlying restricted stock units, the vesting of which accelerates in connection with the specified event.

(3)	The value shown for the Savings Plan Enhancement equals continuation of the 1% company match, 3% automatic and 0.83% performance-based contributions for either 24 or 36 months depending on type of termination after change in control. The 0.83% performance-based contribution is based on the average of the performance-based contributions paid for 2009, 2010 and 2011. All Savings Plan Enhancement calculations are based on earnings up to the 2011 IRS Code Section 401(a)(17) pay limit of $245,000.

(4)	The present value calculated for the Pension Plan was determined using the following assumptions:

•	Estimated lump sums based on required mortality specified in Revenue Ruling 2008-85 for 2011 distributions and segment rates of 2.16%, 4.77%, and 6.05%.

•	Immediate lump sum payment was assumed. The appropriate early retirement reductions were applied in the calculation of the estimated lump sum payment.

•	The monthly accrued benefit as of December 31, 2011 is the amount payable at age 65 as a single life annuity.

•	For the disability scenario, it is assumed that Mr. Stanik will continue on employer sponsored long term disability coverage until age 65 and then retire at age 65.

•	Mr. Stanik is assumed to be married with a spouse of the same age.

•

Death benefits are assumed paid to his surviving spouse and reflect the adjustment for the 50% joint-and-survivor form of payment and the fact that the surviving spouse will receive 50%. In addition, the death benefit is assumed to be payable at the earliest retirement age of the participant.

(5)	In the case of “death,” consists of life insurance proceeds and in all other cases, consists of additional premiums paid after termination of employment.

Stevan Schott

The following table shows the potential payments upon termination of employment prior to and after a Change of Control of the Company for Stevan Schott.

Executive Benefit and Payments Upon Separation	For Cause Termination	Voluntary Termination	Death	Disability	Retirement	Involuntary Not For Cause or Employee for Good Reason Termination	Involuntary Not for Cause or Employee for Good Reason Termination (After Change of Control)
Severance and Short-Term Compensation:
Cash Severance and Short-Term Cash Incentive Compensation	—	—	—	—	—	$543,750	$725,000
Long Term Incentive Compensation:
Stock Options (Unvested)(1)	—	—	$11,248	$11,248	$11,248	—	$11,248
Time-Based Restricted Stock(2)	—	—	$83,085	—	$31,474	—	$83,085
Performance-Based Restricted Stock Units(2)	—	—	$13,898	$13,898	$13,898	—	$166,777
Other Benefits
Savings Plan Enhancement(3)	—	—	—	—	—	—	$23,683
Pension Plan	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Health and Welfare Benefits	—	—	—	—	—	$19,789	$26,385
Life Insurance(4)	—	—	$250,000	—	—	$858	$1,145

Total	$0	$0	$358,231	$25,146	$56,620	$564,397	$1,037,323

(1)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2011 over the exercise price of all unvested options, the vesting of which accelerates in connection with the specified event.

(2)	Reflects the fair market value as of December 31, 2011 of the shares underlying restricted stock units, the vesting of which accelerates in connection with the specified event.

(3)	The value shown for the Savings Plan Enhancement equals continuation of the 1% company match, 3% automatic and 0.83% performance-based contributions for either 18 or 24 months depending on type of termination after change in control. The 0.83% performance-based contribution is based on the average of the performance-based contributions paid for 2009, 2010 and 2011. All Savings Plan Enhancement calculations are based on earnings up to the 2011 IRS Code Section 401(a)(17) pay limit of $245,000.

(4)	In the case of “death,” consists of life insurance proceeds and in all other cases, consists of additional premiums paid after termination of employment.

Robert O’Brien

The following table shows the potential payments upon termination of employment prior to and after Change of Control of the Company for Robert O’Brien.

Executive Benefit and Payments Upon Separation	For Cause Termination	Voluntary Termination	Death	Disability	Retirement	Involuntary Not For Cause or Employee for Good Reason Termination	Involuntary Not for Cause or Employee for Good Reason Termination (After Change of Control)
Severance and Short-Term Compensation:
Cash Severance and Short-Term Cash Incentive Compensation	—	—	—	—	—	$674,250	$899,000
Long Term Incentive Compensation:
Stock Options (Unvested)(1)	—	—	$14,469	$14,469	$14,469	—	$14,469
Time-Based Restricted Stock(2)	—	—	$113,290	—	$43,882	—	$113,290
Performance-Based Restricted Stock Units(2)	—	—	$34,382	$34,382	$34,382	—	$252,460
Other Benefits
Savings Plan Enhancement(3)	—	—	—	—	—	—	$23,683
Pension Plan(4)	$1,000,993	$1,000,993	$461,008	$946,414	$1,000,993	$1,000,993	$1,000,993
Health and Welfare Benefits	—	—	—	—	—	$17,079	$22,772
Life Insurance(5)	—	—	$310,000	—	—	$1,064	$1,418

Total	$1,000,993	$1,000,993	$933,149	$995,265	$1,093,726	$1,693,386	$2,328,085

(1)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2011 over the exercise price of all unvested options, the vesting of which accelerates in connection with the specified event.

(2)	Reflects the fair market value as of December 31, 2011 of the shares underlying restricted stock units, the vesting of which accelerates in connection with the specified event.

(3)	The value shown for the Savings Plan Enhancement equals continuation of the 1% company match, 3% automatic and 0.83% performance-based contributions for either 18 or 24 months depending on type of termination after change in control. The 0.83% performance-based contribution is based on the average of the performance-based contributions paid for 2009, 2010 and 2011. All Savings Plan Enhancement calculations are based on earnings up to the 2011 IRS Code Section 401(a)(17) pay limit of $245,000.

(4)	The present value calculated for the Pension Plan was determined using the following assumptions:

•	Estimated lump sums based on required mortality specified in Revenue Ruling 2008-85 for 2011 distributions and segment rates of 2.16%, 4.77%, and 6.05%.

•	Immediate lump sum payment was assumed. The appropriate early retirement reductions were applied in the calculation of the estimated lump sum payment.

•	The monthly accrued benefit as of December 31, 2011 is the amount payable at age 65 as a single life annuity.

•	For the disability scenario, it is assumed that Mr. O’Brien will continue on employer sponsored long term disability coverage until age 65 and then retire at age 65.

•	Mr. O’Brien is assumed to be married with a spouse of the same age.

•

Death benefits are assumed paid to his surviving spouse and reflect the adjustment for the 50% joint-and-survivor form of payment and the fact that the surviving spouse will receive 50%. In addition, the death benefit is assumed to be payable at the earliest retirement age of the participant.

(5)	In the case of “death,” consists of life insurance proceeds and in all other cases, consists of additional premiums paid after termination of employment.

Richard Rose

The following table shows the potential payments upon termination of employment prior to and after Change of Control of the Company for Richard Rose.

Executive Benefit and Payments Upon Separation	For Cause Termination	Voluntary Termination	Death	Disability	Retirement	Involuntary Not For Cause or Employee for Good Reason Termination	Involuntary Not for Cause or Employee for Good Reason Termination (After Change of Control)
Severance and Short-Term Compensation:
Cash Severance and Short-Term Cash Incentive Compensation	—	—	—	—	—	$556,920	$742,560
Long Term Incentive Compensation:
Stock Options (Unvested)(1)	—	—	$9,930	$9,930	$9,930	—	$9,930
Time-Based Restricted Stock(2)	—	—	$100,115	—	$47,539	—	$100,115
Performance-Based Restricted Stock Units(2)	—	—	$27,587	$27,587	$27,587	—	$210,231
Other Benefits
Savings Plan Enhancement(3)	—	—	—	—	—	—	$23,683
Pension Plan	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Health and Welfare Benefits	—	—	—	—	—	$18,956	$25,275
Life Insurance(4)	—	—	$247,200	—	—	$910	$1,213

Total	$0	$0	$384,832	$37,517	$85,056	$576,786	$1,113,007

(1)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2011 over the exercise price of all unvested options, the vesting of which accelerates in connection with the specified event.

(2)	Reflects the fair market value as of December 31, 2011 of the shares underlying restricted stock units, the vesting of which accelerates in connection with the specified event.

(3)	The value shown for the Savings Plan Enhancement equals continuation of the 1% company match, 3% automatic and 0.83% performance-based contributions for either 18 or 24 months depending on type of termination after change in control. The 0.83% performance-based contribution is based on the average of the performance-based contributions paid for 2009, 2010 and 2011. All Savings Plan Enhancement calculations are based on earnings up to the 2011 IRS Code Section 401(a)(17) pay limit of $245,000.

(4)	In the case of “death,” consists of life insurance proceeds and in all other cases, consists of additional premiums paid after termination of employment.

Compensation of Directors

Governance Committee Oversight.  The Board has assigned the oversight of Director compensation to the Governance Committee, which is comprised of four independent Directors. The Governance Committee from time to time reviews and makes decisions regarding the compensation program for the non-employee Directors of the Company. The Governance Committee’s function is to review and make recommendations to the Board as a whole concerning the compensation to be paid to non-employee Directors. In performing its functions, the Governance Committee may consult with the Compensation Committee with regard to issues of common interest. The Governance Committee has also used the independent compensation consultant which is used by the Compensation Committee in order to examine director compensation.

Board and Committee Fees.  In 2011, each non-employee Director received a restricted stock grant with a grant date value of $60,000 and retainer fees, as detailed below, for services as a member of the Board and any committee of the Board. Directors who are full-time employees of the Company or a subsidiary receive no additional compensation for services as a member of the Board or any committee of the Board. Directors who are not employees of the Company receive an annual retainer of $50,000 for Board service. The retainer fees are payable in cash or Common Stock of the Company as described below. The Lead Director receives an additional retainer of $25,000. The Chairperson of the Executive and Governance Committees each receives a retainer of $5,000, the Chairperson of the Compensation Committee receives a retainer of $10,000 and the Chairperson of the Audit Committee receives a retainer of $15,000. The members of the Audit Committee each receive an additional retainer of $7,500. No meeting fees are paid to Directors. In February 2011, the members of the Governance Committee and the Board agreed to increase the value of restricted stock from $50,000 to $60,000.

2008 Equity Incentive Plan.  As indicated above, following the 2011 Annual Meeting of Stockholders, non-employee Directors were awarded a grant of restricted stock under the Company’s 2008 Equity Incentive Plan, with a grant date value of $60,000. Such shares will vest in equal annual increments over a three-year period.

1999 Phantom Stock Plan.  Prior to 2008, the 1999 Phantom Stock Plan provided each non-employee Director with phantom stock. No actual stock of the Company is issued under this plan. Instead, each Director was credited on the day following the Annual Meeting of Stockholders, in an account maintained for the purpose, with the fair market value of shares of the Company’s Common Stock equal to the cash amount of the award. Directors are also credited with the fair market value of shares equal to the amount of the cash dividends which would have been paid if the phantom stock were actual Common Stock. As the actual fair market value of the Company’s Common Stock changes, the credited value of the Director’s phantom stock will change accordingly. When the Director leaves the Board for any reason, including death or disability, the Director will be entitled to be paid, in cash, the entire amount then credited in the account. Since the adoption of the 2008 Equity Incentive Plan, no awards have been granted under the 1999 Phantom Stock Plan.

1997 Directors’ Fee Plan.  The 1997 Directors’ Fee Plan provides Directors with payment alternatives for retainer fees payable as a member of the Board or as the Chairman of any committee. Pursuant to the plan, Directors are permitted to receive their retainer fees that are otherwise intended to be paid in cash in a current payment of cash or in a current payment of shares of Common Stock of the Company based upon the fair market value of the Common Stock upon the date of payment of the fee, or to defer payment of the retainer fees for subsequent payment of shares of Common Stock pursuant to a stock deferral election. Payment of Common Stock placed in a deferred stock account will be made in the calendar year following the calendar year during which a Director ceases to be a Director of the Company, including by reason of death or disability.

1993 Non-Employee Directors’ Stock Option Plan.  Prior to 2008, the 1993 Non-Employee Directors’ Stock Option Plan, as amended, provided for an annual grant of option shares on the day following the Annual Meeting of Stockholders. All options under such plan are vested. Since the adoption of the 2008 Equity Incentive Plan, no awards have been granted under the 1993 Non-Employee Directors’ Stock Option Plan.

The following table sets forth information with respect to Director compensation during 2011.

Director Compensation In 2011

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
J. Rich Alexander	57,500	60,000	—	—	—	—	117,500
Robert Cruickshank	55,000	60,000	—	—	—	—	115,000
Randall Dearth	57,500	60,000	—	—	—	—	117,500
William Lyons	57,500	60,000	—	—	—	—	117,500
William Newlin	50,000	60,000	—	—	—	—	110,000
Julie Roberts	65,000	60,000	—	—	—	—	125,000
Timothy Rupert	60,000	60,000	—	—	—	—	120,000
Seth Schofield	80,000	60,000	—	—	—	—	140,000

(1)	Includes the retainer amount of $50,000 and additional retainers paid to the Lead Director, Audit Committee Members and Committee Chairpersons, as described above.

(2)	The following represents the aggregate phantom stock units held by each non-employee Director as of December 31, 2011: Mr. Cruickshank 10,741; Mr. Dearth 764; Mr. Newlin 3,897; Ms. Roberts 9,048; Mr. Rupert 3,897; and Mr. Schofield 10,669. The following represents the aggregate restricted stock held by each Director as of December 31, 2011: Mr. Alexander 6,374; Mr. Cruickshank 6,388; Mr. Dearth 6,388; Mr. Lyons 6,388; Mr. Newlin 6,388; Ms. Roberts 6,388; Mr. Rupert 6,388; and Mr. Schofield 6,388. Please refer to Note 10 to the Company’s Consolidated Financial Statements of its 2011 Form 10-K for the related assumptions pertaining to the Company’s calculations in accordance with FASB ASC Topic 718.

(3)	As of December 31, 2011, the aggregate stock options held by each Director was: Mr. Dearth 2,000; Mr. Newlin 16,051; Ms. Roberts 48,920; and Mr. Rupert 16,051.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The charter of the Audit Committee was adopted by the Board effective February 6, 2003 (as amended through April 29, 2011) and is reviewed annually by the Audit Committee. The Audit Committee’s mission is to be the principal means by which the Board oversees management’s preparation and public disclosure of financial information about the Company. The objective is to make available to the public financial statements and other financial information that is of high quality, accurate, complete, timely, fairly presented, and complying with all applicable laws and accounting standards.

In overseeing the audit process for the year 2011, the Audit Committee obtained from Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the written disclosures and their letter required by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) regarding the independent registered public accounting firm communications with the Audit Committee concerning independence and describing all relationships between the independent registered public accounting firm and the Company that might, in their opinion, bear on their independence. In that letter Deloitte & Touche LLP stated that in their judgment they are, in fact, independent. The Audit Committee discussed with the independent registered public accounting firm the contents of that letter and concurred in the judgment of independence.

The Audit Committee reviewed with the independent registered public accounting firm their audit plan, audit scope and identification of audit risks. Subsequently, the Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2011, first with both management and the independent auditors, and then with the auditors alone. These reviews included discussion with the outside auditors of matters required to be discussed pursuant to PCAOB AU 380, Communication With Audit Committees, and Securities and Exchange Commission (SEC) Rule 2-07 of Regulation S-X, including the adoption of, or changes to, the Company’s significant internal auditing and accounting principles and procedures as suggested by the independent registered public accounting firm, internal audit and management and any management letters provided by the independent registered public accounting firm and the response to those letters. This discussion covered the quality, not just the acceptability, of the Company’s financial reporting practices and the completeness and clarity of the related financial disclosures. The Audit Committee also received and discussed, with and without management present, all communications from Deloitte & Touche LLP required by generally accepted auditing standards, including those described in the standards of the PCAOB.

The Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC, and be included in the Company’s annual report to stockholders for the year ended December 31, 2011.

In periodic meetings with the Company’s financial management and the independent registered public accounting firm, the Audit Committee discussed and approved quarterly interim financial information prior to its release to the public. The Audit Committee also performed the other functions required of it by its charter.

Management is responsible for the Company’s financial reporting process including its systems of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of those financial statements with United States Generally Accepted Accounting Principles and also on the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes. It is not our duty or our responsibility to plan or conduct audits or manage the system of internal controls of the Company. Therefore, we have relied on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the opinions of the independent registered public accounting firm included in its reports on the Company’s financial statements.

JULIE S. ROBERTS, CHAIRPERSON

J. RICH ALEXANDER

RANDALL S. DEARTH

WILLIAM J. LYONS

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM (Proposal 2)

The Audit Committee has appointed Deloitte & Touche LLP as its independent registered public accounting firm to audit the financial statements of the Company and its subsidiaries for 2012. Deloitte & Touche LLP audited the financial statements of the Company and its subsidiaries in 2011.

The Board recommends a vote for the ratification of the appointment of Deloitte & Touche LLP and unless otherwise directed therein, the proxies solicited by the Board will be voted “FOR” the ratification of the appointment of Deloitte & Touche LLP. In the event the stockholders fail to ratify the appointment, the Audit Committee will consider such vote in its decision to appoint an independent registered public accounting firm for 2013.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make statements if they desire to do so and will be available to respond to appropriate questions.

Certain Fees

The following is a summary of fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively “Deloitte”) for professional services rendered for the fiscal years ended December 31, 2011 and December 31, 2010.

	Fiscal Year Ended December 31, 2011	Fiscal Year Ended December 31, 2010
Audit Fees	$1,131,040	$989,734
Audit-Related Fees	—	53,384
Tax Fees	—	—
All Other Fees	—	—
Total	$1,131,040	$1,043,118

Audit Fees

Consist of fees related to professional services rendered for the integrated audit of the Company’s consolidated financial statements, reviews of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

Consist of fees billed for due diligence related to certain transactions in 2010.

Tax Fees

Deloitte did not perform any services for the Company during the fiscal years ended December 31, 2011 or December 31, 2010 other than the services described under “Audit Fees” and “Audit-Related Fees.”

All Other Fees

Deloitte did not perform any services for the Company during the fiscal years ended December 31, 2011 or December 31, 2010 other than the services described under “Audit Fees” and “Audit-Related Fees.”

Policy for Approval of Audit and Non-Audit Fees

In accordance with the Sarbanes-Oxley Act, the Audit Committee pre-approved all (100%) of the audit and non-audit related consulting services provided by the Company’s independent registered public accounting firm. In order to deal with the pre-approval process in the most efficient manner, the Audit Committee will employ pre-approval policies in 2012 that comply with applicable SEC regulations. The Audit Committee may delegate the pre-approval to one of its members, provided that if such delegation is made, the full Audit Committee at the next regularly scheduled meeting shall be presented with any pre-approval decision made by that member. The Chairperson of the Audit Committee has been delegated the authority to pre-approve work on behalf of the entire committee. A summary of all non-audit related spending is provided to the Audit Committee on a quarterly basis.

The Audit Committee believes that the provision of the above services by Deloitte is compatible with maintaining Deloitte’s independence.

ADVISORY VOTE ON EXECUTIVE COMPENSATION (Proposal 3)

The following proposal gives our stockholders the opportunity to vote to approve or not approve, on a non-binding, advisory basis, the compensation paid to our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices, as disclosed under the “Executive and Director Compensation” section of this Proxy Statement. We are providing this vote as required by Section 14A of the Exchange Act. Currently, this vote will occur on an annual basis.

We believe that our Compensation Discussion and Analysis and other compensation disclosures included in this Proxy Statement evidence a sound and prudent compensation philosophy and set of policies and practices and that our compensation decisions are consistent with our “Pay for Performance” philosophy and related policies and practices. We also believe that the Company’s compensation programs effectively align the interests of our named executive officers with those of our stockholders by tying a significant portion of our named executive officers’ compensation to the Company’s performance and by providing a competitive level of compensation needed to recruit, retain and motivate talented executives critical to the Company’s long-term success.

Accordingly, for the reasons discussed in the Compensation Discussion and Analysis section of this Proxy Statement, we are asking our stockholders to vote “FOR” the adoption of the following resolution:

“RESOLVED, that the compensation paid to the named executive officers of Calgon Carbon Corporation (“CCC”), as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in CCC’s Proxy Statement for the 2012 Annual Meeting of Stockholders under the heading entitled ‘Executive and Director Compensation’, is hereby approved.”

While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on us, our Board of Directors or the Compensation Committee.

CORPORATE GOVERNANCE

Access to Directors

The stockholders of the Company and other interested parties may communicate directly in writing to the Board by sending such communication to the Board or a particular Director in care of Richard D. Rose, Senior Vice President, General Counsel and Secretary, at the Company’s principal office. At present, such communications (other than advertisements, solicitations or other matters unrelated to the Company) will be directly forwarded to the Board or such particular Director, as applicable. The presiding independent Director for executive sessions of non-management Directors is Seth Schofield. The stockholders of the Company may communicate in writing to Mr. Schofield in the manner described above.

Related Party Transaction Policy

The Company has adopted a written policy with respect to related party transactions. In general, officers and directors must report all “related party transactions” to the General Counsel. A “related party transaction” is a transaction that would require disclosure under applicable SEC rules or the NYSE rules of director independence. The policy provides that any “related party transaction” must be pre-approved or ratified by the Board, the Governance Committee or the stockholders of the Company entitled to vote thereon. The policy and applicable SEC rules also require that any related party transaction be disclosed in the Company’s applicable securities filings, including the Proxy Statement.

Transactions with Related Persons

From time to time, the Company has entered into, and may in the future enter into, transactions in the ordinary course of business that fall within the definition of related party transactions.

In 2011, the Company made sales to LANXESS Corporation (where Mr. Dearth serves as the President and Chief Executive Officer) and its affiliates in an aggregate amount of $135,697.

Also in 2011, the Company made sales in an aggregate amount of $1,063,232 to PPG Industries, Inc. (where Mr. Alexander serves as Executive Vice President) and its affiliates.

Also in 2011, the Company engaged the law firm of Buchanan Ingersoll & Rooney PC, where Mr. Newlin’s son-in-law is a shareholder. The Company paid the firm fees in an aggregate amount of $845,986 in 2011. The Company also engaged the law firm of Wiley Rein LLP, where Ms. Roberts’ husband is a partner. The Company paid the firm fees in an aggregate amount of $210,140 in 2011.

Corporate Governance Documents

A copy of the current charters of the committees of the Board, the Code of Business Conduct and Ethics (which applies to Directors, officers and employees of the Company), the Supplement to the Code of Business Conduct and Ethics (which applies to the chief executive and chief financial officers of the Company), the Director Orientation and Continuing Education Policy and the Corporate Governance Guidelines are available to stockholders at the Company’s website (www.calgoncarbon.com), and are also available in print to any stockholder who requests a copy by contacting Richard D. Rose, Senior Vice President, General Counsel and Secretary, at the Company’s principal office. The Company intends to disclose any amendment to, or waiver from, a provision of the Company’s Code of Business Conduct and Ethics or Supplement to the Code of Business Conduct and Ethics on the Company’s website within four business days following the date of the amendment or waiver.

Compensation Committee Interlocks and Insider Participation

In 2011, our Compensation Committee consisted of Messrs. Rupert (Chairman), Cruickshank, Dearth and Schofield. None of the current members of the Committee has ever been an officer or employee of ours or any of our subsidiaries. None of our executive officers serve or have served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Mr. Dearth is the President and Chief Executive Officer of LANXESS Corporation, a chemicals manufacturer. In 2011, the Company made sales to LANXESS Corporation and its affiliates in an aggregate amount of $135,697.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and Directors, and persons who own more than ten-percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of such securities with the SEC and the NYSE. Officers, Directors and greater than ten-percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required, we believe that all filing requirements applicable to our officers and Directors and ten-percent beneficial owners were complied with during 2011, except as follows: Forms 4 with respect to the shares of stock issued with respect to the vesting of restricted performance stock unit awards in February 2011 were filed late for each of Messrs. Stanik, O’Brien and Majoor and Ms. Gerono.

VOTE REQUIRED

The three nominees for election as Directors in the Class of 2015 at the Annual Meeting who receive the greatest number of votes cast for the election of Directors by the holders of the Company’s Common Stock, present in person or represented by proxy at the meeting and entitled to vote at that meeting, a quorum being present, shall become Directors at the conclusion of the tabulation of votes; provided, however, that each nominee receives more “for” votes than “withhold” votes. Please see “Director Resignation Policy” included on page 7 of this Proxy Statement for additional information regarding our Director Resignation Policy. Broker non-votes are counted in determining whether a quorum is present for the Annual Meeting, but are not considered in the vote itself.

The proposal to ratify the independent registered public accounting firm will be adopted if a majority of the votes cast with respect to this matter are cast in favor of this proposal. Because under applicable law, abstentions are not counted as “votes cast,” they will not be included in calculating the number of votes necessary for approval of this matter.

The advisory vote regarding the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K under the Securities Act, and the Exchange Act, will be approved if a majority of the votes cast with respect to this matter are cast in favor of this proposal. Abstentions and broker non-votes will not be included in calculating the number of votes necessary for approval of this matter.

If a stockholder holds shares beneficially in street name and does not provide the stockholder’s broker with voting instructions with respect to such shares on a matter that is considered a “non-routine” proposal (such as the vote to elect directors or the advisory vote to approve the compensation paid to our named executive officers), such shares may not be voted by the broker on these matters, resulting in “broker non-votes.” Brokers may vote their clients’ shares on matters that are considered “routine” proposals, such as the ratification of the independent registered public accounting firm. Abstentions and broker non-votes will be counted for purposes of determining a quorum, but will not be counted as votes cast on any particular matter.

OTHER BUSINESS

The Board does not know of any other business to be presented to the Annual Meeting of Stockholders. If any other matters properly come before the meeting, however, the persons named in the accompanying form of proxy will vote the proxy in accordance with their best judgment.

STOCKHOLDER PROPOSALS

If any stockholder wishes to present a proposal to be acted upon at the 2013 Annual Meeting of Stockholders and to include such proposal in the Company’s Proxy Statement, the proposal must be received by the Secretary of the Company by November 16, 2012 to be considered for inclusion in the Company’s Proxy Statement and form of proxy relating to the 2013 Annual Meeting. The 2013 Annual Meeting is expected to be held on or about April 26, 2013. Any stockholder proposal received by the Secretary of the Company outside such notice period will be considered untimely under Rule 14a-4(c)(1) promulgated by the SEC under the Exchange Act.

Section 1.08 of the by-laws of the Company requires that any stockholder intending to present a proposal for action at an Annual Meeting (without including such proposal in the Company’s Proxy Statement) must give written notice of the proposal, containing the information specified in such Section 1.08, so that it is received by the Company within the notice period determined under such Section 1.08. For the 2013 Annual Meeting of Stockholders, any notice must be received between November 16, 2012 and January 15, 2013. Please see “Procedures for Submitting Stockholder Nominees for the Board of Directors” included in this Proxy Statement for additional information regarding the requirements for submitting stockholder nominees and our by-laws.

2011 ANNUAL REPORT ON FORM 10-K

A stockholder may obtain a copy of the Company’s 2011 Annual Report on Form 10-K free of charge by writing to the Investor Relations Department, Calgon Carbon Corporation, 400 Calgon Carbon Drive, Pittsburgh, Pennsylvania 15205. A copy of any exhibits thereto will only be provided upon payment of a reasonable charge limited to our cost of providing such exhibits.

CALGON CARBON CORPORATION C/O BROADRIDGE CO. 1717 ARCH STREET, SUITE 1300 PHILADELPHIA, PA 19103

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M40166-P19654-Z57074	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CALGON CARBON CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
Vote on Directors		☐	☐	☐
1. To elect Directors for the class of 2015. The nominees are
01) William J. Lyons
02) William R. Newlin
03) John S. Stanik
Vote on Proposals
The Board of Directors recommends you vote FOR the following proposals:							For	Against	Abstain
2. Ratification of Deloitte & Touche LLP as independent registered public accounting firm for 2012.							☐	☐	☐

3.         The adoption, on an advisory basis, of a resolution approving the compensation of the named executive officers of Calgon Carbon Corporation as described under the heading entitled “Executive and Director Compensation” in the Proxy Statement for the 2012 Annual Meeting of Stockholders.

							☐	☐	☐
		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Annual Meeting of Stockholders

of

Calgon Carbon Corporation

April 27, 2012

1:00 P.M.

Company’s Office

400 Calgon Carbon Drive

Pittsburgh, Pennsylvania

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M40167-P19654-Z57074

CALGON CARBON CORPORATION

Proxy Solicited on Behalf of the Board of Directors of

the Company for the Annual Meeting of Stockholders on April 27, 2012

John S. Stanik and Richard D. Rose, or either of them, are hereby appointed for the undersigned, with full power of substitution, to vote all the shares of Common Stock of Calgon Carbon Corporation (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company scheduled for April 27, 2012, and at any adjournment thereof, as directed on the reverse side and, in their discretion on any matters which may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and will be voted as specified on the reverse side. This proxy will be voted as directed or if no direction is provided, the shares represented by this proxy will be voted FOR all of the nominees listed in proposal 1 and FOR proposals 2 and 3.

Please mark, sign and date this proxy card, as directed on the reverse side, and return it in the enclosed envelope.

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to Be Held on April 27, 2012.

CALGON CARBON CORPORATION

CALGON CARBON CORPORATION C/O BROADRIDGE CO. 1717 ARCH STREET, SUITE 1300 PHILADELPHIA, PA 19103

Meeting Information
Meeting Type: Annual Meeting
For holders as of: March 6, 2012
Date: April 27, 2012 Time: 1:00 PM
Location: Company’s Office
400 Calgon Carbon Drive Pittsburgh, Pennsylvania
Directions to attend the Annual Meeting where you may vote in person can be found at: http://phx.corporate-ir.net/phoenix.zhtml?c=89025&p=irol-IRHome
You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials which contain important information and are available to you on the Internet or by mail. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

—  Before You Vote  —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:
NOTICE AND PROXY STATEMENT ANNUAL REPORT
How to View Online:
Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
1) BY INTERNET: www.proxyvote.com
2) BY TELEPHONE: 1-800-579-1639
3) BY E-MAIL*: sendmaterial@proxyvote.com
* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 13, 2012 to facilitate timely delivery.

— How To Vote — Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions.
Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items
The Board of Directors recommends you vote FOR the following:
1. To elect Directors for the class of 2015. The nominees are
01) William J. Lyons
02) William R. Newlin 03) John S. Stanik

The Board of Directors recommends you vote FOR the following proposals:
2. Ratification of Deloitte & Touche LLP as independent registered public accounting firm for 2012.

3.        The adoption, on an advisory basis, of a resolution approving the compensation of the named executive officers of Calgon Carbon Corporation as described under the heading entitled “Executive and Director Compensation” in the Proxy Statement for the 2012 Annual Meeting of Stockholders.